   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000

                                                      REGISTRATION NO. 333-30182
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              SUN BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

            SOUTH CAROLINA                                6021                               58-2466380
    (State or other jurisdiction of           (Primary Standard Industrial                (I.R.S. Employer
    incorporation or organization)             Classification Code Number)              Identification No.)

       P.O. BOX 1359, MURRELLS INLET, SOUTH CAROLINA 29576 (843) 357-5214
         (Address, and telephone number of principal executive offices)

                             4200 HIGHWAY 17 BYPASS
                      MURRELLS INLET, SOUTH CAROLINA 29576
(Address of principal place of business or intended principal place of business)

                           DALTON B. FLOYD, JR., ESQ.
                              SUN BANCSHARES, INC.
                               823 SURFSIDE DRIVE
                      SURFSIDE BEACH, SOUTH CAROLINA 29587
                                 (843) 238-5141
          (Name, address, and telephone number, of agent for service)

                             ---------------------

                                   COPIES TO:

                KATHRYN L. KNUDSON, ESQ.                                BOYD C. CAMPBELL, JR., ESQ.
         POWELL, GOLDSTEIN, FRAZER & MURPHY LLP                       SMITH HELMS MULLISS & MOORE, LLP
         191 PEACHTREE STREET, N.E. 16TH FLOOR                       201 NORTH TRYON STREET, 30TH FLOOR
                 ATLANTA, GEORGIA 30303                               CHARLOTTE, NORTH CAROLINA 28202
                     (404) 572-6600                                            (704) 343-2000

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED             UNIT               PRICE         REGISTRATION FEE(6)
-------------------------------------------------------------------------------------------------------------------------
Common stock, no par value...............     822,250(1)           $10.00           $8,222,500(2)           $2,171
-------------------------------------------------------------------------------------------------------------------------
Warrants to purchase common stock........     293,750(3)             $0                  $0                   $0
-------------------------------------------------------------------------------------------------------------------------
Common stock, no par value, issuable upon
  the exercise of the warrants...........       293,750           $10.00(4)         $2,937,500(5)            $776
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------



(1) Includes 107,250 shares to cover over-allotments, if any, pursuant to the over-allotment option granted to the underwriter.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.


(3) Warrants to purchase an aggregate of 293,750 shares of common stock at an exercise price of $10 per share will be issued to organizers in connection with the offering.


(4) Represents the exercise price per share for each warrant.


(5) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.


(6) Registration fees have previously been paid in the amount of $3,591 on February 11, 2000 and $66 on March 31, 2000.


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


     PRELIMINARY PROSPECTUS DATED SEPTEMBER   , 2000; SUBJECT TO COMPLETION


                                 715,000 SHARES


                              SUN BANCSHARES, INC.

                      A PROPOSED BANK HOLDING COMPANY FOR

                          [SUN BANCSHARES, INC. LOGO]

                        SUNBANK, N.A. (IN ORGANIZATION)

                                  COMMON STOCK
                                $10.00 PER SHARE
                            ------------------------

      We are offering shares of Sun Bancshares, Inc. common stock to raise the money required to start SunBank, N.A., a national bank in organization. Sun Bancshares will be the holding company and sole shareholder of SunBank after it is organized. SunBank will be headquartered in Murrells Inlet, South Carolina, and we expect to open SunBank in the fourth quarter of 2000. This is our first offering of common stock to the public, and currently no public market exists for our shares. This is a firm commitment underwriting. You must purchase a minimum of 100 shares, although we may waive this limit and accept subscriptions for less shares. We will request that quotations for our common stock be reported on the Nasdaq OTC Bulletin Board.



      Our organizers will receive warrants to purchase 293,750 shares of common stock. These warrants will have an exercise price of $10.00 per share. Organizers will be granted warrants based upon the number of shares of common stock they purchase in the offering. The warrants are only being offered to the organizers and not to the public. We describe the warrants in more detail in the "Executive Compensation - Organizers' Warrants" section on page 38.


      OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                                              PER SHARE        TOTAL
                                              ---------      ----------
Public offering price.......................   $10.00        $7,150,000
Underwriting discount.......................   $ 0.37        $  263,375
Proceeds to us, before expenses.............   $ 9.63        $6,886,625



      We will pay no underwriting discount on shares sold to our organizers, directors and executive officers and will pay an underwriting discount of $0.35 per share on shares sold to our proposed advisory board members. We will pay an underwriting discount of $0.75 per share on all other shares sold and will reimburse Wachovia Securities for its reasonable out-of-pocket expenses. The underwriting discount shown in the table above reflects a blended rate that assumes 342,500 shares are sold to our organizers, directors and executive officers and 40,000 shares are sold to our Georgetown advisory board members. Wachovia Securities has the right to purchase up to an additional 107,250 shares at the public offering price, less an underwriting discount of $0.75 per share, within 30 days from the date of this prospectus to cover over-allotments.


      THE UNDERWRITER EXPECTS TO DELIVER THE SHARES OF COMMON STOCK ON
       , 2000.
                            ------------------------
                           WACHOVIA SECURITIES, INC.
                                              , 2000.

                              SUN BANCSHARES, INC.
                        SUNBANK, N.A. (IN ORGANIZATION)
                              PROPOSED MARKET AREA

                                     SCMAP

                                    SUMMARY

      This summary does not contain all the information you should consider before investing in the common stock. We encourage you to read carefully the entire prospectus before investing. Unless otherwise stated, all information in this prospectus assumes the underwriter will not exercise its over-allotment option.

SUN BANCSHARES AND SUNBANK

      Sun Bancshares, Inc. is a South Carolina corporation that was incorporated on August 3, 1999 to organize and serve as the holding company for SunBank, N.A., a national bank in organization. Our main office will be located in Murrells Inlet, South Carolina and we intend to operate a branch office in Georgetown, South Carolina. As a community bank, we will focus on providing personalized service and financial products to individuals and small- to medium-sized businesses located in Murrells Inlet, Georgetown and the surrounding communities.


      We must receive all necessary regulatory approvals before Sun Bancshares may purchase SunBank's common stock and before SunBank may begin its banking business. We have filed all of the necessary applications with the banking regulators and have received preliminary conditional approval of our application for a national bank charter from the Office of the Comptroller of the Currency. We expect to receive all final regulatory approvals and to begin our banking operations in the fourth quarter of 2000. See "Proposed Business -- Background" on page 20 for more information regarding our regulatory applications.


OUR MARKET AND PRIMARY SERVICE AREA

      Our primary service area will include southern Horry County and most of Georgetown County, South Carolina. This area, commonly referred to as the "South Strand" or "Waccamaw Neck," encompasses the coastal communities south of Myrtle Beach, including Socastee, Surfside Beach, Garden City Beach, Murrells Inlet, Litchfield Beach, Pawleys Island, DeBordieu and Georgetown. We expect initially to draw a large percentage of our business from the areas immediately surrounding the communities of Murrells Inlet and Georgetown.

      The larger coastal region, which includes all of Horry and Georgetown Counties, is often called the "Grand Strand." As reported by the American Automobile Association, the Grand Strand is the second busiest vacation destination in the nation, drawing more than 10 million visitors each year to its beaches, entertainment attractions and more than 100 golf courses. The region has also become a popular spot for retirees. The region's tourism, hospitality, retail and entertainment base is supported by a substantial construction and real estate development industry, a sizeable manufacturing and industrial base, a strong healthcare sector and centers for higher education.

WHY WE ARE ORGANIZING A NEW BANK

      We believe that our chosen communities will benefit greatly from the continuing growth of the Grand Strand, particularly as available real estate and development opportunities to the north of Myrtle Beach become more scarce. Currently no financial institution is headquartered in either Murrells Inlet or the City of Georgetown, and most of the institutions that have offices in our primary service area are large national, super-regional or regional banks. Through our local ownership and management, we believe we will be uniquely situated to efficiently provide individuals and small- to medium-sized business customers with loan, deposit and other financial products tailored to fit their specific needs. We have chosen the motto "Your community . . . Your bank" to reflect this philosophy.

OUR ORGANIZERS AND MANAGEMENT


      Sun Bancshares was organized by 16 local business and community leaders. Each of our organizers, except for Gary L. Schaal, will serve as initial directors of both Sun Bancshares and SunBank. Additionally, Georgie B. Martin joined our organizational efforts in September, 2000. Accordingly, her service as a director of SunBank is subject to regulatory approval. We believe our directors' long-standing ties to the community and their significant business experience will enable Sun Bancshares to effectively assess and address the banking needs throughout our proposed market area. Our organizers include:



-  Thomas Bouchette                               -  Judy B. Long
-  Edsel J. ("Coupe") DeVille                     -  Georgie B. Martin
-  John S. Divine, III                            -  Thomas O. Morris, Jr.
-  Dalton B. Floyd, Jr.                           -  Joel A. Pellicci
-  Jeanne Louise Fourrier-Eggart                  -  Donald E. Perry
-  David E. Grabeman                              -  Chandler C. Prosser
-  Richard Edwin Heath                            -  Larry N. Prosser
-  Paul John Hletko                               -  Gary L. Schaal


      Additionally, we have retained the following experienced individuals to serve on our senior management team.

      - Thomas Bouchette will serve as president of Sun Bancshares and president and chief executive officer of SunBank. Mr. Bouchette has over 13 years of banking and lending experience including five years in the Georgetown/Horry County area. Prior to beginning preparations to open SunBank, he was executive vice president and chief credit officer of The Citizens Bank in Olanta, South Carolina where he was responsible for all lending activity and management of branch operations. Before joining The Citizens Bank, Mr. Bouchette served Wachovia Bank as vice president and business banking executive responsible for the Georgetown/Horry County area.

      - Randy L. Carmon will serve as chief financial officer of Sun Bancshares and SunBank. Mr. Carmon has over 21 years of bank management experience in finance and operations. Prior to joining Sun Bancshares and SunBank, he was vice president of Anderson State Bank in Hemingway, South Carolina. Mr. Carmon previously served with The National Bank of South Carolina and Lake City State Bank.


      - John L. Truelove will serve as the senior lending officer of SunBank and will be responsible for loan administration. Mr. Truelove has over 20 years of banking and lending experience. From 1997 until March 2000, he was a vice president of Coastal Federal Savings Bank in Surfside Beach, South Carolina where his primary emphasis was commercial, consumer, construction and residential lending. From 1979 until 1997, Mr. Truelove served with NationsBank, N.A.



      - Lynn Wood Wilson will serve as a vice president of SunBank and the Georgetown area executive officer. Mr. Wilson has over 20 years of banking experience with several local Georgetown banks such as Carolina First Bank, First Federal Savings and Loan Association and Peoples Federal Savings & Loan Association.


PRODUCTS AND SERVICES

      We plan to operate as a full service commercial bank that offers most of the products and services typically offered by larger banks. Our lending services will include consumer loans to individuals, commercial loans to small- to medium-sized businesses and professional concerns and real estate-related loans. Our deposit services will include demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. We will also provide cashier's checks, safe-deposit boxes, traveler's checks, direct deposit and U.S. Savings Bonds. We intend to offer our services through a variety of methods including branch offices, ATMs, bank by mail, telephone banking and, in the future, online banking.

OUR BUSINESS STRATEGY

      Our strategy as an independent bank holding company will be carried out through the operations and growth of SunBank. In an effort to emphasize prompt, responsive service to our target customers and expand our presence in the Georgetown/Horry County area, we have outlined our strategy as follows:

      - Capitalize on our directors' and officers' diverse community involvement and business experience.
      - Hire and retain highly experienced and qualified banking personnel with established customer relationships.
      -  Provide individualized attention with local decision-making authority.
      -  Establish a unique community identity.
      -  Implement an aggressive marketing program.
      - Open our main office in Murrells Inlet, a branch office in Georgetown and future additional branches in other strategic locations, as appropriate.
      - Construct a main office building that will support the hiring of additional lending personnel and the expansion of our operations to include new products and services.
      - Utilize technology and strategic outsourcing to provide a broad array of products and services.

THE OFFERING AND OWNERSHIP BY OUR MANAGEMENT


      We are offering 715,000 shares of our common stock for $10.00 per share. Our organizers, directors and executive officers intend to purchase 342,500 shares, which will represent 47.9% of the shares outstanding after the offering. We hope to sell the remaining shares to individuals and businesses primarily within the Georgetown/Horry County area who share our desire to support a new community bank seeking to capitalize on the growth in our market. In recognition of the efforts made and financial risk undertaken in organizing Sun Bancshares and SunBank, our organizers will receive warrants to purchase an aggregate of 293,750 shares of common stock at $10.00 per share. The number of shares subject to the warrant for each organizer will be based on the number of shares that he or she purchases in this offering.



      Neither the shares of common stock that our organizers, director and executive officers intend to purchase nor the warrants that will be granted to our organizers were offered or sold to the organizers, directors or executive officers prior to the date that we filed the registration statement covering these securities. Additionally, under regulations and policies of the OCC, our organizers were required to disclose in SunBank's charter application the number and percentage of shares that each organizer, director or executive officer is expected to purchase in the offering and the terms of the warrants to be granted to the organizers. For more detailed information see "Management - General" on page 29 and "Executive Compensation - Organizers' Warrants" on page 38.



      The 715,000 shares of common stock offered does not include the underwriter's option to purchase up to 107,250 additional shares, 293,750 shares that will be issuable upon the exercise of the warrants issued to our organizers or 100,000 shares that we may issue under our stock incentive plan.


USE OF PROCEEDS


      We will use $6,500,000 raised in this offering to capitalize SunBank, which is the minimum amount of capital that our banking regulators will require that we invest in SunBank prior to its opening. SunBank will use the funds that it receives from Sun Bancshares to lease the sites for, construct and furnish its main office and branch office buildings and to provide working capital to operate SunBank. We will use the remaining net proceeds of this offering to repay amounts drawn on our line of credit, to provide Sun Bancshares with working capital to maintain adequate liquidity and for general business purposes. For more detailed information, see "Use of Proceeds" on page 14.

LOCATION OF OFFICES


The address and phone number of our temporary main office and executive offices are:



                              4367 RIVERWOOD DRIVE

                      MURRELLS INLET, SOUTH CAROLINA 29576

                                 (843) 357-7007


      Our permanent main office and executive offices will be located at:

                             4200 HIGHWAY 17 BYPASS
                      MURRELLS INLET, SOUTH CAROLINA 29576


      We plan to begin our banking operations in the fourth quarter of 2000 in our temporary main office. Our permanent main office will be an approximately 10,000 square foot building on a 1.9 acre site. We also intend to open an approximately 5,000 square foot permanent branch office building on a 1.1 acre site at 1134 North Fraser Street in Georgetown, South Carolina. We expect to complete construction of our main office in the fourth quarter of 2001 and our branch office in the second quarter of 2001.

                                  RISK FACTORS

      The following describes what we believe are the material risks of an investment in our common stock. An investment in the common stock involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment. Please carefully read the entire prospectus including the cautionary statement following the Risk Factors regarding the use of forward-looking statements before deciding to invest in the common stock.

SOUTH CAROLINA STATE LAW AND ANTI-TAKEOVER DEVICES WE HAVE ADOPTED LIMIT THE ABILITY OF OTHERS TO ACQUIRE US, WHICH MAY PREVENT YOU FROM RECEIVING A PREMIUM OVER THE MARKET PRICE FOR YOUR SHARES.

      In many cases, a company acquiring another company will offer to pay shareholders of the target company a premium over market value for their shares of stock to encourage approval of the acquisition. Under South Carolina law, however, no other financial institution may acquire control of Sun Bancshares until we have been in existence for five years. In addition, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to purchase Sun Bancshares without the approval of our board of directors. Consequently, for the first five years of our existence you will be deprived of any opportunity to receive a premium for your shares from an acquiring company. Additionally, these opportunities will be limited in the future by:

      - the board's authority and flexibility in considering acquisition proposals;

      - the board's authority to issue additional shares of common and preferred stock to persons opposing the sale of Sun Bancshares;

      - provisions we have adopted to preserve the continuity of our board; and

      - super majority voting requirements to approve proposed acquisitions.


See "Description of Sun Bancshares' Capital Stock and Shareholders' Rights" on page 50.


WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR EARNINGS PROSPECTS, MAKING IT DIFFICULT FOR YOU TO EVALUATE YOUR INVESTMENT IN THE COMMON STOCK.

      Neither Sun Bancshares nor SunBank has any operating history on which to base any estimate of their earnings prospects. The operations of new businesses are always risky because the operating plans and strategies of these businesses are untested. Because SunBank has not yet opened, you will not have access to historical financial data and similar information that would be helpful in deciding whether to invest in Sun Bancshares.

IF WE DO NOT BECOME PROFITABLE, YOU MAY BE UNABLE TO RECOVER ALL OR ANY PART OF YOUR INVESTMENT.


      Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years or ever. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. Our profitability will depend on our ability to develop a quality loan portfolio and a core deposit base, both of which may take several years to develop. Additionally, many of SunBank's loans initially will be new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories, and, as a result, our management will not be able to reliably evaluate the quality of the loan portfolio until that time. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 17.


FAILURE TO IMPLEMENT OUR BUSINESS STRATEGY MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND THE POTENTIAL RETURN ON YOUR INVESTMENT.

      If we cannot implement our business strategy, we will be hampered in our ability to develop business and serve our customers, which could have an adverse effect on our financial performance. We have developed a business plan that details the strategy that we intend to implement in our efforts to achieve profitable operations. Even if we successfully implement our strategy, it may not have the favorable impact on operations that we anticipate. See "Proposed
Business - Management Philosophy and Business Strategy" on page 21.


DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS AND LIMIT OUR ABILITY TO ACHIEVE PERFORMANCE TARGETS.


      Thomas Bouchette is important to our success and, without him, our financial condition and results of operations may be adversely affected. Mr. Bouchette has been instrumental in our organization and, as president and chief executive officer of SunBank, will be the key management official in charge of our daily business operations. We have entered into a three-year employment agreement with Mr. Bouchette, which has a term expiring in 2003, but cannot be assured of his continued service. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of our board of directors changes materially. See "Management" on page 29.


A DELAY IN BEGINNING SUNBANK'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.


      Any delay in the opening of SunBank will increase our pre-opening expenses and postpone our receipt of potential revenues. This could cause our accumulated losses to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, coupled with our lack of revenue. Although we intend to open SunBank in the fourth quarter of 2000, if we do not receive the necessary final regulatory approvals, SunBank's opening may be delayed or may not occur at all.


IF REGULATORY CONDITIONS ARE NOT SATISFIED, WE MAY DISSOLVE AND LIQUIDATE, AND YOU MAY ONLY RECEIVE A PORTION, IF ANY, OF YOUR INVESTMENT.

      If we do not receive final regulatory approval to open SunBank, we anticipate that we will dissolve Sun Bancshares. If we dissolve Sun Bancshares after the close of the offering, you will receive only a portion, if any, of your investment because we will have used some or all of the proceeds of the offering to pay offering, organizational and pre-opening expenses and capital costs incurred through the time that we dissolve. Although we have received preliminary conditional approval from the Office of the Comptroller of the Currency to organize SunBank and we have applied to the FDIC for deposit insurance, we will not receive final approvals until we comply with all of the policies and regulations imposed on new banks by state and federal regulatory agencies. These final approvals may not be granted in a timely manner, if at all, and the closing of this offering is not conditioned upon the receipt of final approvals.

STRONG COMPETITION FROM LARGER, MORE ESTABLISHED BANKS MAY CAUSE US TO PAY HIGHER INTEREST RATES ON OUR DEPOSITS OR CHARGE LOWER RATES ON OUR LOANS TO ATTRACT CUSTOMERS, WHICH MAY DECREASE OUR NET INTEREST INCOME.


      We will encounter strong competition for customers from existing banks and other types of financial institutions conducting business in the Georgetown/Horry County area and elsewhere. We may pay higher rates of interest on our deposits or charge lower rates on our loans than our competitors in order to attract customers. This may decrease our net interest income. Some of our competitors have been in business for a long time and have established their customer base and name recognition. Many of our competitors are larger than we will be and have greater financial and personnel resources. Some are larger national, super-regional and regional banks like Bank of America, Wachovia, BB&T, Carolina First Bank and Coastal Federal. Many of our competitors offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See "Proposed Business - Competition" on page 26 and "Supervision and Regulation" on page 43.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.


      Our profitability depends substantially on SunBank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. Depending on the terms and maturities of SunBank's assets and liabilities, a large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect changes in interest rates will have on our net interest income and profitability, these measures may not be effective. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations - Liquidity and Interest Rate Sensitivity" on page 17.


AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING GEORGETOWN AND HORRY COUNTIES, MAY REDUCE OUR CUSTOMER AND DEPOSIT BASES AND THE DEMAND FOR OUR LOANS AND OTHER FINANCIAL PRODUCTS.


      As a holding company for a community bank, our success will depend on the economy of the region in which we operate. The majority of SunBank's borrowers and depositors will be individuals and businesses located and doing business in the Georgetown/Horry County area. An economic downturn in the Georgetown/Horry County area or in the national economy generally could reduce our deposit base and the demand for our financial products and may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for SunBank. Additionally, we could be more severely affected by an economic downturn in the Georgetown/Horry market than our larger, more geographically diverse competitors. An economic downturn in our market would affect all of our operations, as opposed to only a portion of our competitors' operations. See "Proposed Business" on page 20.


WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.


      The amount that SunBank may lend to a single borrower will be limited based on the amount of SunBank's capital. A national bank's legal lending limit to a single borrower is equal to 15% of its capital and surplus plus an additional 10%, for a total of 25%, if the amount that exceeds 15% is fully secured by readily marketable collateral. We expect that our initial legal lending limit following this offering will be approximately $882,900, plus up to an additional $588,600, for a total of approximately $1.5 million, for loans secured by readily marketable collateral. We intend, however, to impose an internal limit of $1.0 million, or approximately 17% of our capital for loans secured by readily marketable collateral. Until we are profitable, our capital will continue to decline, and therefore our lending limit will decline. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to establish relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy may not succeed. See "Proposed Business - Lending Services - Lending Limits" on page 23.


OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED AND DEPENDS ON SUNBANK'S ABILITY TO PAY DIVIDENDS TO US.


      Sun Bancshares will initially have no significant source of income other than dividends that it receives from SunBank. Our ability to pay dividends to you will therefore depend on SunBank's ability to pay dividends to Sun Bancshares. Bank holding companies and national banks are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Sun Bancshares and SunBank to retain and build capital, it will be our policy to reinvest all of our earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we become profitable and recover any losses that we may have incurred. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the Boards of Directors of Sun Bancshares and SunBank consider relevant. See "Dividends" on page 16.

WE DETERMINED THE PUBLIC OFFERING PRICE ARBITRARILY, AND THE FUTURE MARKET PRICE MAY FLUCTUATE BELOW THE INITIAL PUBLIC OFFERING PRICE ONCE THE SHARES BECOME FREELY TRADEABLE.


      Sun Bancshares and the underwriter arbitrarily set the public offering price after considering prevailing market conditions and the price of comparable publicly traded companies. Because we have no operating history, the public offering price could not be based on historical measures of our financial performance. Therefore, the public offering price may not indicate the market price for the common stock after the offering. Several factors will cause the market price to fluctuate after the offering, and the price may drop below the initial public offering price. These factors include our results of operations, financial analysts' estimates of our earning potential, economic conditions in our market area and trends in the banking industry. See "Underwriting" on page 55.


WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS OR SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES OF COMMON STOCK.


      Prior to the offering, there has been no public market for Sun Bancshares' common stock, and an active trading market may not develop. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the public offering price. Although we have applied to list the common stock on the Nasdaq OTC Bulletin Board, an active trading market may not develop or continue after the offering because we will have a relatively small shareholder base and small number of shares outstanding. You should consider carefully the limited liquidity of your investment before purchasing any shares of common stock. Additionally, the sale of a large block of the shares outstanding after the close of the offering could adversely affect the market price of the common stock. After the close of the offering all of our outstanding shares will be freely tradeable without restriction except for 342,500 shares that we anticipate the organizers, directors and the executive officers will purchase in the offering and which will be subject to lock-up agreements. Beginning 180 days from the date of this prospectus, shares held by the organizers, directors and executive officers will be eligible for sale subject to the resale limitations of Rule 144 of the Securities Act of 1933. See "Underwriting" on page 55 and "Shares Eligible for Future Resale" on page 54.


GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.


      We will be subject to extensive government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by banking laws and regulations that limit the manner in which we make loans, purchase securities and pay dividends. These regulations are intended primarily to protect depositors, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act, which became effective on March 11, 2000, eliminated many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial services providers. We believe the elimination of these barriers may significantly increase competition across the financial services industry. See "Supervision and Regulation" on page 43.


EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION TO YOUR OWNERSHIP INTEREST IN SUN BANCSHARES.


      Our organizers, directors executive officers and employees may exercise warrants or options to purchase common stock, which would result in the dilution of your proportionate interests in Sun Bancshares. Upon completion of this offering, we will issue to the organizers warrants to purchase an aggregate of 293,750 shares of common stock, and will issue to our executive officers options to purchase 40,750 shares of common stock pursuant to an option plan, which permits the grant of up to an aggregate of 100,000 shares of common stock. The warrants will vest in one-third annual increments over three years, and the options will generally vest in one-fifth annual increments over five years. Our directors, organizers and executive officers currently intend to purchase 342,500 shares of common stock in this offering. Accordingly, we estimate that upon the close of the offering, approximately 52.1% of the outstanding shares of our common stock will be owned by persons who are neither directors, organizers nor executive officers of Sun Bancshares. If our organizers, directors and executive officers were to exercise all of their warrants and options, the percentage of our outstanding shares held by all other shareholders, upon the close of the offering, would decrease to approximately 35.5%, representing a relative ownership dilution of approximately 16.6 percentage points. Our directors may also purchase up to an aggregate of 100,000 additional shares in order for 715,000 shares to be sold in this offering. If our directors were to purchase these additional shares, the percentage of our outstanding shares held by persons who are neither directors, organizers nor executive officers would be approximately 38.1% and would decrease to approximately 26.0%, representing a relative ownership dilution of approximately
12.1 percentage points, if all of our directors, organizers and executive officers were to exercise all of their warrants and options. In addition, the exercise of the warrants or options could adversely affect the terms on which we can obtain additional capital. For instance, the holders of the warrants or options could exercise the warrants or options at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided for by the warrants or options. See "Executive Compensation" on page 37.


WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL, WHICH MAY LIMIT OUR ABILITY TO GROW.


      In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. If we are unable to raise additional capital, our ability to grow may be limited due to regulatory capital requirements. If we are unable to maintain our minimum capital requirements, we may be subject to greater regulatory restrictions on our operations. See "Supervision and Regulation -- Prompt Corrective Action" and "-- Capital Adequacy" on pages 45 and 47.



OUR ORGANIZERS, DIRECTORS AND OFFICERS WILL HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS.



      Our organizers, directors and executive officers together will be able to significantly influence the outcome of director elections or a shareholders vote on a significant transaction such as a merger or acquisition. Generally, a quorum equal to a majority of the outstanding shares must be present for shareholders to act. To be elected, a director nominee must receive more votes than any other nominee for the same seat on the board of directors. A merger or acquisition which has been approved by two-thirds vote of the board of directors requires approval by a majority of the shareholders. A merger or acquisition approved by a majority vote of the board of directors requires approval of two-thirds of the shareholders. We anticipate that after this offering, our organizers, directors and executive officers will directly or indirectly own 342,500 shares, representing 47.9%, of the outstanding common stock. Our directors may also purchase up to an aggregate of 100,000 additional shares in order for 715,000 shares to be sold in this offering, in which event our organizers, directors and executive officers would directly or indirectly own 442,500 shares, representing 61.9% of our outstanding common stock. Additionally, we will be issuing warrants to our organizers and options to our executive officers. Although these warrants and options will vest over time, if our organizers, directors and executive officers exercise all of their warrants and options, they would directly or indirectly own approximately 677,000 shares, not including the additional 100,000 shares that our directors may purchase in order for 715,000 shares to be sold in this offering, or 64.5% of our outstanding stock. These persons may acquire additional shares of common stock after the offering, which could increase this percentage. Additionally, our board members serve staggered three-year terms, which means only one-third of our board members are elected each year at our annual meeting. Consequently, it would take at least two years to replace a majority of our board members. See "Description of Sun Bancshares' Capital Stock and Shareholders' Rights" on page 50.


WE ARE AUTHORIZED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK WHICH, IF ISSUED, MAY DILUTE YOUR OWNERSHIP INTEREST.


      Our articles of incorporation authorize us to issue up to 10,000,000 shares of common stock without the consent of our shareholders. If we issue additional shares of common stock, your ownership interest in Sun Bancshares could be significantly reduced. Additionally, the sale of any shares of common stock may be at prices lower than, or on terms better than, the shares sold in this offering.

WE ARE AUTHORIZED TO ISSUE SHARES OF PREFERRED STOCK WHICH, IF ISSUED, MAY ADVERSELY AFFECT YOUR VOTING RIGHTS AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.


      We are authorized by our articles of incorporation to issue 2,000,000 shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights which are senior to common stock may reduce the price of our shares of common stock. We do not have any plans to issue any shares of preferred stock at this time. See "Description of Sun Bancshares' Capital Stock and Shareholders' Rights" on page 50.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements concerning Sun Bancshares and SunBank and their operations, performance, financial conditions and likelihood of success. Forward-looking statements are based on many assumptions and estimates and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, our actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page 7 of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.

                                USE OF PROCEEDS


      We estimate that the net proceeds of the offering will be $6,626,625, after deducting the underwriting discount of $263,375 and estimated organizational and offering expenses of $260,000, including the reimbursement of estimated underwriter's expenses of $60,000. If the underwriter exercises its over-allotment option in full, we estimate net proceeds of the offering will be $7,618,688, after deducting the underwriting discount of $343,812 and organizational and offering expenses of $260,000.



      We have established a line of credit in the amount of $1,500,000 to pay pre-offering organizational and pre-opening expenses of Sun Bancshares and SunBank and pre-construction costs such as architectural and engineering fees associated with the construction of our main office and branch office buildings. We intend to pay off the entire line of credit with proceeds that we receive from this offering. The following two sections describe our proposed use of the proceeds based on our current plans and business conditions. The organizational and pre-opening expenses and construction costs described below include amounts that were paid prior to the close of the offering with the proceeds of our line of credit.


USE OF PROCEEDS BY SUN BANCSHARES


      The following table shows the anticipated use of the proceeds by Sun Bancshares. As shown, we will use $6,500,000 to capitalize SunBank. Sun Bancshares will purchase the capital stock of SunBank after Sun Bancshares receives approval to become a bank holding company and SunBank receives final regulatory approval to begin its operations. Until we receive those regulatory approvals, we plan to invest the $6,500,000 in short-term, investment-grade securities, certificates of deposit or guaranteed obligations of the United States government. We will initially invest the remaining proceeds of the offering, including any additional amounts received as a result of the underwriter's exercise of its over-allotment option, in United States governmental securities or deposit them with SunBank. In the long-term, we will use the remaining proceeds for operational expenses and other general corporate purposes, including the provision of additional capital to SunBank, if necessary. If the underwriter exercises its over-allotment option, the amount of Sun Bancshares remaining proceeds shown below will be increased by up to $992,063.



                                                                          AMOUNT
                                                                        ----------
          Gross proceeds from offering................................  $7,150,000
          Underwriter's discount......................................  $  263,375
          Expense of organizing Sun Bancshares........................  $   50,000
          Expense of offering.........................................  $  210,000
          Investment in capital stock of SunBank......................  $6,500,000
                                                                        ----------
          Remaining proceeds..........................................  $  126,625
                                                                        ==========



      Currently, our organizers, directors and executive officers intend to purchase an aggregate of 342,500 shares of common stock in this offering. However, our directors may purchase up to an aggregate of 100,000 additional shares in order for 715,000 shares to be sold in this offering. Because we will pay no underwriting discount on shares sold to our organizers, directors and executive officers, the remaining net proceeds reflected above may increase by up to $75,000 if the directors purchase these additional shares. This increase would not change our use of the remaining proceeds as described above.

USE OF PROCEEDS BY SUNBANK


      SunBank intends to use the $6,500,000 capital it will receive from the sale of its common stock to Sun Bancshares for the following purposes:



                                                                      AMOUNT
                                                                    ----------
      Investment by Sun Bancshares in SunBank's capital stock.....  $6,500,000
      Organizational and pre-opening expenses.....................  $  614,000
      Construction of the main and branch office buildings........  $2,100,000
      Purchase of temporary modular facility......................  $   90,000
      Furniture, fixtures and equipment for the main and branch
        offices...................................................  $  805,000
                                                                    ----------
      Remaining proceeds..........................................  $2,891,000
                                                                    ==========


      We will use the remaining proceeds to make loans, purchase securities and otherwise conduct the business of SunBank.

                                 CAPITALIZATION


      The following table shows Sun Bancshares' capitalization as of June 30, 2000 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of 715,000 shares of common stock in this offering.



      Upon Sun Bancshares' incorporation, Dalton B. Floyd, Jr., chairman of the board and chief executive officer of Sun Bancshares, purchased one share of common stock at the price of $10.00. Sun Bancshares will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants or pursuant to options that may be granted under Sun Bancshares' stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation - Organizers' Warrants" and "- Stock Incentive Plan" on page 38.



      The "As Adjusted" column reflects estimated offering expenses and the estimated cost of organizing Sun Bancshares and organizing and preparing to open SunBank through the expected opening date, which should be in the fourth quarter of 2000. See "Use of Proceeds" on page 14.



                                                               JUNE 30, 2000
                                                        ----------------------------
                                                                      AS ADJUSTED
                                                         ACTUAL     FOR THE OFFERING
                                                        ---------   ----------------
SHAREHOLDERS' EQUITY
Common stock, par value not stated; 10,000,000 shares
  authorized; 1 share issued ($10.00) and outstanding;
  715,000 shares issued ($10.00 each) and outstanding
  as adjusted.........................................  $      10      $6,676,625

Preferred stock, par value not stated; 2,000,000
  shares authorized, no shares issued and
  outstanding.........................................          0               0

Deficit accumulated during the pre-opening stage......   (398,824)       (664,000)
                                                        ---------      ----------

Total shareholders' equity............................  $(398,814)     $6,012,625
                                                        =========      ==========

Book value per share..................................        N/A      $     8.41
                                                                       ==========


                                   DIVIDENDS


      Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, both Sun Bancshares and SunBank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Sun Bancshares and SunBank to retain and build capital, we do not plan to pay dividends until we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and dividend policy will depend on the earnings, capital requirements and financial condition of Sun Bancshares and SunBank and on other factors that our board of directors considers relevant. See "Supervision and Regulation - Payment of Dividends" on page 47.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                               PLAN OF OPERATIONS

      Sun Bancshares' financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of its financial condition. See "Index to Financial Statements" on page F-1.

      Sun Bancshares was organized on August 3, 1999 to serve as a holding company for SunBank, N.A., a national bank in organization. Since it was organized, Sun Bancshares' main activities have been:

      -  seeking, interviewing and selecting its officers;
      -  applying for a national bank charter;
      -  applying for FDIC deposit insurance;
      -  applying to become a bank holding company;
      -  preparing detailed business plans;
      -  identifying sites for our banking facilities; and
      -  raising equity capital through this offering.

FINANCIAL RESULTS


      From August 3, 1999 to June 30, 2000, the net loss amounted to $398,824. The estimated net loss for the period from August 3, 1999 through November 2000, the anticipated opening date of SunBank, is $664,000, which is attributable to the following estimated noninterest expenses:



Salaries and benefits.......................................  $328,350
Legal and professional fees.................................   136,000
Other pre-opening expenses..................................   199,650
                                                              --------
          Total.............................................  $664,000
                                                              ========


LINE OF CREDIT


      We have obtained a line of credit from The Bankers Bank, Atlanta, Georgia for $1,500,000 to fund our operations from August 3, 1999 through the close of the offering and to fund pre-construction costs associated with the construction of our main office and branch office buildings. At December 31, 1999, $250,000 was outstanding on the line of credit, and at June 30, 2000 approximately $775,000 was outstanding and $725,000 was available on the line of credit. The line of credit has been guaranteed by the organizers, bears interest at the prime rate as published in the Money Rates section of The Wall Street Journal minus 1/2%, and is due on November 30, 2000. The initial interest rate on the line of credit was 7.5% as of July 30, 1999 and currently bears interest at 9.00%.


OFFICES AND FACILITIES


      We are leasing the land for the sites of our permanent main and branch offices. On May 1, 2000, we entered into a lease agreement for our main office site and into a lease agreement for our branch office site. The lease agreement for our main office site is subject to approval by the FDIC. The significant terms of these leases are described in the table below.



                       LEASE DATE      INITIAL RENT      INITIAL TERM   RENEWAL OPTIONS
                       -----------   -----------------   ------------   ---------------
Main Office Site.....  May 1, 2000   $7,500 per month      25 Years     Up to 15 Years
Branch Site..........  May 1, 2000   $55,000 per year      30 Years     Up to 20 Years



      We pay rent in advance on a monthly basis for our main office site and on a yearly basis for our branch office site. The rental rates for both of these leases are subject to adjustment based on inflation. Additionally, each of the leases calls for us to pay taxes, insurance and repairs on the leased properties.



      We intend to begin our banking operations in the fourth quarter of 2000 in a temporary main office facility. We have purchased a temporary modular facility to be used as our main office until our permanent main office is completed. The purchase price of the modular facility was approximately $90,000, and it is located approximately one-tenth of a mile from the site for our permanent main office. We are leasing the site for the temporary main office on a month-to-month basis at a monthly rental rate of $2,000. After the completion of this offering, we also plan to lease temporary office space in Georgetown, where our Georgetown city manager will be located until the construction of the branch is complete. We will not provide branch banking services from this temporary office, but will use this location to establish a market presence in Georgetown and to allow our city manager to begin recruiting employees and developing business. We plan to complete construction of the main office in the fourth quarter of 2001 and the branch office in the second quarter of 2001. SunBank will fund the construction of the main and branch office buildings with a portion of the capital that it receives from Sun Bancshares after the close of this offering.


LIQUIDITY AND INTEREST RATE SENSITIVITY

      Since Sun Bancshares is in the organizational stage, there are no results to present at this time. Nevertheless, once SunBank begins operations, net interest income, Sun Bancshares' primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time creates interest rate sensitivity.

      Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on net interest income. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize SunBank's overall interest rate risks.

      We will evaluate regularly the balance sheet's asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To manage effectively the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

      As SunBank grows, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. SunBank's Asset and Liability Management Committee will meet on a quarterly basis to develop a strategy for the upcoming period.

      Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. SunBank's ability to maintain and increase deposits will serve as its primary source of liquidity.

      We know of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, Sun Bancshares' liquidity increasing or decreasing in any material way in the foreseeable future, other than this offering.

CAPITAL ADEQUACY


      Capital adequacy for banks and bank holding companies is regulated by the Office of the Comptroller of the Currency, the Federal Reserve and the FDIC. The primary measures of capital adequacy for banks and bank holding companies are
(1) risk-based capital guidelines and (2) the leverage ratio. Changes in these guidelines or our levels of capital can affect our ability to expand and pay dividends. See "Supervision and Regulation - Capital Adequacy" on page 47.

      After we open SunBank, we plan to develop our loan portfolio and our deposit base. Based on our anticipated level of growth, we believe the net proceeds of this offering will satisfy our cash and regulatory capital requirements for at least the twelve months following this offering. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate Sun Bancshares or SunBank over the next twelve months. For additional information about planned expenditures, see "Use of Proceeds" on page 14, and for additional information about our plan of operations, see "Proposed Business" on page 20.

                               PROPOSED BUSINESS

BACKGROUND


      Sun Bancshares. We incorporated Sun Bancshares as a South Carolina corporation on August 3, 1999 to serve as a bank holding company that will hold 100% of the capital stock of SunBank, a new national bank in organization. Sun Bancshares plans to use $6.5 million of the net proceeds of this offering to purchase the capital stock of SunBank. Initially, we will have no business operations other than owning and managing SunBank. We will apply to the Federal Reserve for approval to become a bank holding company. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. For example, with a holding company structure, we may assist SunBank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to SunBank as primary capital.



      SunBank. SunBank is a national bank in organization that plans to engage in general commercial and consumer banking. On November 17, 1999, we filed an application with the Office of the Comptroller of the Currency to organize SunBank in Murrells Inlet, South Carolina with a branch office in Georgetown, South Carolina. On the same day, we also filed an application with the FDIC to obtain insurance for SunBank's deposits. We have received preliminary conditional approval of our application to the Office of the Comptroller of the Currency. Final approval of this application is conditioned upon our raising the required minimum capital, receipt of FDIC approval, and the implementation of proper bank regulatory policies and procedures. During the first three years of our operations, we must give the Office of the Comptroller of the Currency thirty days prior written notice of any intention to significantly deviate from the operating plan we filed as part of our application. Subject to receiving final regulatory approvals from these agencies, we plan to open SunBank in the fourth quarter of 2000.


OUR MARKET


      The coastal region of South Carolina's Horry and Georgetown Counties is often called the "Grand Strand." The Grand Strand stretches approximately 60 miles from the North Carolina-South Carolina border at Little River south along the "Waccamaw Neck" to Georgetown, and is best known for its largest city, Myrtle Beach. In April 1995, American Demographics ranked Myrtle Beach as the second fastest growing metropolitan area in both projected annual population growth and projected employment growth from 1995-2005.


      As reported by the American Automobile Association, the Grand Strand is the second busiest vacation destination in the nation, drawing more than 10 million visitors each year to its beaches, entertainment attractions and more than 100 golf courses. According to the Myrtle Beach Area Chamber of Commerce, the direct economic impact of tourism along the Grand Strand was $2.6 billion in 1997, and direct and indirect economic expenditures totaled $5.1 billion, or more than 35% of South Carolina's total travel and tourism revenue. According to a recent Waccamaw Regional Council study, for the ten-year period from 2000 to 2010, the annual combined tourist population for Georgetown and Horry Counties is expected to increase more than 27% from an estimated 10,372,958 to an estimated 13,227,640.

      The region has also become a popular spot for retirees. In recent years, the Grand Strand was mentioned in The Wall Street Journal as one of the top spots in America for retirement, and Money magazine rated it as one of the top 20 places to retire in America. The number of persons over the age of 65 living along the Grand Strand has grown more than 300% from 1970 to 1996, and now accounts for approximately 13% of the combined resident population of Georgetown and Horry Counties.

      The region's tourism, hospitality, retail and entertainment base is supported by a substantial construction and real estate development industry. Georgetown and Horry Counties also have a sizeable manufacturing and industrial base. Major industrial employers include AVX Corporation, Conbraco Industries, Inc., International Paper Company, Georgetown Steel Corporation and Superior Manufacturing. The healthcare sector is represented by Grand Strand Regional Medical Center, Conway Hospital and

Georgetown Memorial Hospital, and centers for higher education include Coastal Carolina University and Horry-Georgetown Technical College.

      According to a 1997 population and economic study performed by the Waccamaw Regional Planning and Development Council, over the period 1990 to 1995, the population of Horry County increased 20.5% from 145,300 to 175,100. Over the same period, the population of Georgetown County increased 11.2% from 46,500 to 51,700. Additionally, the population of Horry County is expected to grow 41.5% from an estimated 209,200 to 296,000 over the ten-year period from 2000 to 2010, and the population of Georgetown County is expected to grow 21.6% from an estimated 57,000 to 69,300 over the same period. Also, the growth rate of median income per family in Georgetown and Horry Counties from 1990 to 1995 outpaced the growth rate for the state of South Carolina as well as for the United States.

OUR PRIMARY SERVICE AREA


      Our primary service area for SunBank will include southern Horry County and most of Georgetown County. This area, commonly referred to as the "South Strand" or "Waccamaw Neck," encompasses the coastal communities south of Myrtle Beach, including Socastee, Surfside Beach, Garden City Beach, Murrells Inlet, Litchfield Beach, Pawleys Island, DeBordieu and Georgetown. We expect initially to draw a large percentage of our business from the areas immediately surrounding the communities of Murrells Inlet and Georgetown, the locations of our planned main office and branch office.



      We believe that our chosen communities will benefit greatly from the continuing growth of the Grand Strand, particularly as available real estate and development opportunities to the north of Myrtle Beach become more scarce. Growth in our communities is evidenced not only through the population growth, but also through increases in new businesses, new golf course communities, residential building permits, commercial construction and the influx of additional medical services and other public infrastructure projects. Some examples include a new 40-bed hospital in Murrells Inlet, new post offices in Pawleys Island, Murrells Inlet and Socastee, a new middle school between Murrells Inlet and Pawleys Island, an expansion of Horry-Georgetown Technical College and the development of an approximately 1,200-acre residential community near Georgetown.


MANAGEMENT PHILOSOPHY AND BUSINESS STRATEGY

      Through our localized management and ownership we believe we will be uniquely situated to provide responsive service and quality financial products that are tailored to meet the needs of the individuals and small- to medium-sized businesses located throughout the Waccamaw Neck. We believe that local ownership and control will allow SunBank to serve customers more efficiently and will aid in SunBank's growth and success. Our motto at SunBank will be "Your community . . . Your bank." We believe the community will embrace and support our concept of community banking. Additionally, we believe that the expansion and growth of SunBank's operations will be a significant factor in Sun Bancshares' success.

      Although size gives larger banks advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other geographic areas, we believe that there is a void in the community banking market in the Georgetown/Horry County area and that we can successfully help fill this void. We will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to medium-sized businesses and their employees. This includes retail, service, wholesale distribution, manufacturing and international businesses. We intend to attract these businesses based on relationships and contacts which the bank's directors and management have within and beyond our primary service area. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop SunBank's image as a local bank with an individual focus, we will employ the following strategies:

      - Experienced Senior Management. We have assembled a senior management team that possesses extensive experience in the banking industry as well as substantial business and banking contacts in our target market. For example, SunBank's president and chief executive officer, Thomas Bouchette, has over 13 years of banking and lending experience, our chief financial officer, Randy L. Carmon, has over 21 years of finance and bank operations experience, our senior lender, John L. Truelove has over 20 years of banking and lending experience, and our Georgetown area executive, Lynn Wood Wilson, has over 20 years of banking experience. See "Management" on page 29.


      - Quality Employees. We will strive to hire experienced staff who appreciate our emphasis on professionalism and customer service and who have established significant customer relationships through prior banking experience. By hiring employees with established customer relationships, SunBank may be able to grow more rapidly than it would if it were to hire employees who would require time to develop a customer base. We plan to train the staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve their questions. We are committed to hiring experienced and qualified staff, although this may result in higher initial personnel costs than are typically experienced by similar financial institutions.

      - Community-Oriented Board of Directors. Our board of directors consists of long-time residents of the Georgetown/Horry County area who represent SunBank's target markets and will be sensitive and responsive to the needs of the community. Additionally, our board of directors represents a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to SunBank as a result of their experience, involvement and community standing.

      - Community Involvement. SunBank plans to be an active participant in and supporter of community organizations and activities that promote economic development and charitable and social causes. Currently, all of our officers and directors are active in the Georgetown/Horry County communities, and we intend to encourage other employees to become involved in the community.


      - Highly Visible Locations. SunBank's proposed main office and branch locations are highly visible and near high concentrations of our targeted commercial business and residential customers. We believe this will enhance SunBank's image as a strong competitor in the local banking community. SunBank will construct a main office building with sufficient room to allow for future expansion. The size of our proposed main office will allow for additional loan officers and for expansion of our operations to include new products and services. In addition to our Georgetown branch, in the future, we will consider adding additional branches in other strategic locations, as appropriate. Any additional branches will provide us with new channels through which we can build our deposit and loan base, solicit new customers and better serve existing customers with more convenient banking services.


      - Individual Customer Focus. SunBank will focus on providing individualized service and attention to our target customers, which include individuals and small- to medium-sized businesses. We will concentrate on establishing and maintaining long-term customer relationships. As our employees, officers and directors develop relationships with our customers, we will be able to respond to credit requests more quickly and be more flexible in approving loans based on collateral quality and personal knowledge of the customer's banking needs. To facilitate the development of new customer relationships, we intend to implement an active officer and director call program. The purpose of this call program will be to personally visit prospective customers at their places of business and describe SunBank's products, services and philosophy.

      - Local Decision Making. We want our customers to enjoy a professional bank environment with access to their specific bank officer. We will emphasize local decision-making with experienced bankers, a focus on employee retention, and professional and responsive service. As SunBank branches into other communities, we intend to maintain our policy of making decisions locally and to utilize local advisory boards.

      - Offer Customer-Focused Products and Services. SunBank's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract our target customers and establish and grow our market share. SunBank will strive to offer small businesses, professionals, entrepreneurs and consumers the best loan services available while charging appropriate fees for these and other services. We will also use technology and engage third-party service providers to perform basic operational functions at a lower cost than we might provide directly.

LENDING SERVICES

      Lending Policy. We will offer a full range of lending products, including commercial, real estate and consumer loans to individuals and small- and medium-sized businesses and professional concerns. We will compete for these loans with competitors who are well established in the Georgetown/Horry County area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

      SunBank intends to maintain a balanced loan portfolio. Our target loan mix will be 35% commercial loans, 25% real estate loans, 20% consumer loans and 20% residential mortgage loans. Based on our executive officers' past lending experience, we believe that none of these categories represents a significantly higher risk than the other. Additionally, SunBank plans to avoid concentrations of loans to a single industry or based on a single type of collateral, although we expect to offer a variety of products and services to our region's large medical community.

      Loan Approval and Review. SunBank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or SunBank's Loan Committee will determine whether to approve the loan request. SunBank will not make any loans to any of its directors or executive officers unless its board of directors approves the loan, and the terms of the loan are no more favorable than would be available to any other applicant.

      Lending Limits. SunBank's lending activities will be subject to a variety of lending limits imposed by federal law. Differing limits apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, SunBank will be able to loan any one borrower a maximum amount equal to either:

      -  15% of SunBank's capital and surplus; or
      - 25% of its capital and surplus if the amount that exceeds 15% is fully secured by readily marketable collateral.


      Based on its proposed capitalization and projected pre-opening expenses, SunBank's initial lending limit will be approximately $882,900 for loans not fully secured plus an additional $588,600, or a total of approximately $1.5 million for loans fully secured by readily marketable collateral. Initially, however, we intend to impose an internal lending limit of approximately $1.0 million, or 17%, of SunBank's capital for loans secured by readily marketable collateral. These limits will increase or decrease as SunBank's capital increases or decreases as a result of its earnings or losses, among other reasons. SunBank will need to sell participations in its loans to other financial institutions in order to meet all of the lending needs of loan customers requiring extensions of credit above these limits.


      Credit Risks. The principal economic risk associated with each category of loans that SunBank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

      The well established financial institutions in the Georgetown/Horry County market are likely to make proportionately more loans to medium to large-sized businesses than SunBank will make. Many of

SunBank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

      Commercial Loans. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of SunBank's loan portfolio. The terms of these loans will vary by purpose and by type of underlying collateral, if any. SunBank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by personal guarantees of the principals of the business and accounts receivable and/or inventory. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to these changes are significant factors in a commercial borrower's creditworthiness.

      Real Estate Loans. SunBank will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans may include certain commercial loans where SunBank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

      - Commercial Real Estate. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates will generally not be fixed for a period exceeding 60 months. SunBank will generally charge an origination fee from 0.5% to 1.0% on these loans. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral, as established by independent appraisal, does not exceed 80%, and net projected cash flow available for debt service generally equals 120% of the debt service requirement. In addition, SunBank will generally require personal guarantees from the principal owners of the property supported by a review by SunBank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. SunBank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis. SunBank will compete for real estate loans with competitors that are well established in the Georgetown/Horry County market.

      - Construction and Development Loans. Construction and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of nine to twelve months and interest is paid monthly or quarterly. The ratio of the loan principal to the value of the collateral as established by an independent appraisal generally will not exceed 75%. Speculative loans will be based on the borrower's financial strength and cash flow position. Normally, loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser chosen by SunBank. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

      - Residential Real Estate. SunBank's residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. We will offer fixed and variable rates on our mortgages with the amortization of first mortgages generally not to exceed 15 years and the rates not to be fixed for over 60 months. These loans will be made consistent with

        SunBank's appraisal policy and with the ratio of the loan principal to the value of collateral, as established by independent appraisal, not to exceed 90%. We expect these loan to value ratios will be sufficient to compensate for fluctuations in real estate market values and to minimize losses that could result from a downturn in the residential real estate market. SunBank plans to open a mortgage department to process home loans within the first 12 months of operation, which will allow it to originate long term mortgages to be sold on the secondary market. SunBank intends to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan.

      Consumer Loans. SunBank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower's gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan and an employee in good standing at the time of the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in the Georgetown/Horry County market.

      Lending Officers. SunBank intends to initially hire at least one commercial lender, one real estate lender and two consumer lenders in order to develop its loan portfolios. Each lender will have experience within the Georgetown/Horry County market and will be expected to bring substantial contacts to SunBank.

INVESTMENTS

      In addition to loans, SunBank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Asset and Liability Management Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to SunBank's policy as set by the board of directors.

ASSET AND LIABILITY MANAGEMENT

      The Asset and Liability Management Committee will manage SunBank's assets and liabilities and will strive to provide a stable, optimized net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that SunBank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

      SunBank will seek to establish a sound base of core deposits, including checking accounts, money market accounts, savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, SunBank will employ an aggressive marketing plan in the overall service area and feature a broad product line and rates and services competitive with those offered in the Georgetown/Horry County market. The primary sources of deposits will be residents of, and businesses and their employees located in, the Waccamaw Neck communities. SunBank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

OTHER BANKING SERVICES

      Other anticipated bank services include cashier's checks, safe-deposit boxes, travelers checks, bank by mail, direct deposit and U.S. Saving Bonds. SunBank plans to associate with a shared network of automated teller machines that its customers will be able to use throughout South Carolina and other regions. We also plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for SunBank. SunBank does not plan to exercise trust powers during its initial year of operation. SunBank may in the future offer a full-service trust department, but cannot do so without the prior approval of the Office of the Comptroller of the Currency.

      SunBank will also offer its targeted commercial customers a courier service that will pick up non-cash deposits from the customer's place of business and deliver them to the bank. We believe that this will be an important convenience to our customers because SunBank will initially have only two locations.

FUTURE SERVICES

      We anticipate that, at some time in the future, we will also offer discount brokerage and insurance services to our customers. We intend to delay offering these services until both Sun Bancshares and SunBank are operating profitably. We also plan to offer annuities, mutual funds and other financial services through a third party that has not yet been chosen.

MARKETING AND ADVERTISING

      SunBank's target customers will be the residents and the small- to medium-sized businesses and their employees located in the Georgetown/Horry County market.

      We intend to develop our image as a community-oriented bank with an emphasis on quality service and personal contact. We plan to use a targeted marketing approach through local newspapers, radio advertisements during peak driving times, direct mail campaigns and television spots, as necessary. Additionally, we plan to sponsor community activities on an active, ongoing basis. We have retained Brandon Advertising to coordinate our advertising and marketing efforts.

      Several of our directors and officers have developed business contacts with numerous professionals within the medical service industry. Although we intend to avoid concentrations to one industry, we intend to develop a niche in providing banking services to these and other medical providers.

COMPETITION

      The banking business is highly competitive. SunBank will compete with other commercial banks, savings and loan associations, credit unions, money market mutual funds and other financial institutions conducting business in the Georgetown/Horry County market and elsewhere. According to information provided by the FDIC as of June 30, 1999, the Georgetown/Horry County area was served by 25 banking and savings institutions with 18 offices in Georgetown County and 89 offices in Horry County. In aggregate, these institutions held over $3.2 billion in local deposits as of June 30, 1999. A number of these competitors are well established in the Georgetown/Horry County area.


      Currently, no financial institution is headquartered in Murrells Inlet or the City of Georgetown, and most of the institutions that have offices in our primary service area are large national, super-regional or regional banks. Additionally, on June 6, 2000, Anchor Financial Corporation, a regional bank holding company headquartered in Myrtle Beach, South Carolina merged with The South Financial Group, Inc., a regional bank holding company headquartered in Greenville, South Carolina. We believe these types of mergers can diminish the autonomy and community identity of local institutions, thereby creating more demand for locally-owned and managed, community-oriented banks in our primary market. We believe that larger banks often lack the consistency of local leadership and decision-making authority necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe we will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs.

      Our competitors will include large national and super-regional banks like Bank of America, Wachovia and BB&T, large regional banks like Carolina First Bank, and local banks like Coastal Federal, Conway National Bank and Plantation Federal. Many of these competitors are well established in the Georgetown/Horry County area. Additionally, most of them have substantially greater resources and lending limits than SunBank will have and provide other services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. As a result of these competitive factors, SunBank may have to offer more flexible pricing and terms on its loans and deposits to attract borrowers.

INFORMATION SYSTEMS AND THE YEAR 2000


      The year 2000 issue common to most corporations concerns the inability of computer software and databases to recognize the year 2000 and other year 2000-sensitive dates such as February 29, 2000 or January 1, 2001. Since the millennium change has already occurred and we do not intend to begin our banking operations until the fourth quarter of 2000, we will not face the same date recognition issues as other financial institutions that were in operation at January 1, 2000. Sun Bancshares, SunBank, or any of their service providers, correspondents, vendors or customers may, however, experience a disruption of business resulting from a year 2000 problem occurring after January 1, 2000. Year 2000 disruptions could cause a delay in beginning our banking operations and could have an adverse effect on our financial performance.


      To date, we have not experienced any disruptions to our organization resulting from year 2000 problems, nor are we aware of any disruptions to the business of any of our expected service providers, correspondents or vendors. We believe most year 2000 issues which could affect our operations will have surfaced prior to when we begin our banking operations. Consequently, we do not expect any year 2000 issues to have a material effect on our operations.

EMPLOYEES

      When it begins operations, SunBank will have approximately 16 full-time employees. We do not expect that Sun Bancshares will have any employees who are not also employees of SunBank.

FACILITIES


      Main Office. SunBank's main office will be located at 4200 Highway 17 Bypass in Murrells Inlet, South Carolina in Georgetown County. Sun Bancshares is leasing approximately 1.9 acres of land at this site at a monthly lease rate of $7,500. The initial term of the land lease is 25 years with renewal options for a total of 15 additional years. We plan to begin construction of our permanent main office facility at this site in the first quarter of 2001, with the completion anticipated in the fourth quarter of 2001. Our permanent main office will be a two-story, traditional style building. The building will consist of approximately 10,000 square feet and will include four drive-up lanes and one ATM. We anticipate that this space will be sufficient to support our initial operations and some expansion of our operations. The estimated construction costs of the building total $1.5 million.


      SunBank's proposed main office location offers high visibility in an area with significant traffic, and is located within one-half mile of the main shopping and retail area in Murrells Inlet. This area is the central location for business, residential, commuting and shopping in Murrells Inlet and is on a major highway serving the community.


      We plan to begin our banking business in the fourth quarter of 2000 in a temporary main office facility. We have purchased a temporary modular facility to be used as our main office until our permanent main office is completed. The purchase price of the modular facility was approximately $90,000, and it is located one-tenth of a mile from the site for the permanent main office.

      Branch Office. We intend to open a branch office located at 1134 North Fraser Street in Georgetown, South Carolina. We are leasing approximately 1.1 acres of land at this site at a yearly lease rate of $55,000. The initial term of the land lease is 30 years with renewal options for a total of 20 additional years. We plan to begin construction of the branch office in the fourth quarter of 2000 and expect the construction to be complete in the second quarter of 2001. The branch office will be a one story, traditional style building, consisting of approximately 5,000 square feet, three drive-up windows and one ATM. The estimated construction costs of the building total $600,000.



      During the construction of our permanent branch office, we intend to lease temporary office space in Georgetown. We will not provide branch banking services from this office, but will use this location to establish a market presence in Georgetown and to allow our city manager to begin recruiting employees and developing business. All business developed at this office prior to the opening of the permanent branch office will be recorded at the main office.


      SunBank's proposed branch office location is on a corner lot in a planned unit development. The branch office is in a high growth area in Georgetown. A new Wal-Mart Super Center recently opened three-tenths of a mile north of the site and a new 21,000 square foot post office recently opened within one-fifth of a mile from the site. Additionally, the Georgetown Hospital and most of the medical service providers within the area are located within a two-mile radius of the site.

                                   MANAGEMENT

GENERAL

      The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by our directors and executive officers after the completion of this offering. The addresses of our directors and executive officers are the same as the address of Sun Bancshares. Prior to the offering, Dalton B. Floyd, Jr. purchased one share of common stock for $10.00 per share. We will redeem this share after the offering. The numbers of shares indicated in the table are based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. Beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each director to purchase one share of common stock for each share of common stock purchased by the director in this offering because these warrants will not be exercisable within 60 days of the date of this prospectus.


                                                  SHARES ANTICIPATED TO BE OWNED
                                                      FOLLOWING THE OFFERING
                                                  ------------------------------
            NAME OF BENEFICIAL OWNER              NUMBER                 PERCENT
            ------------------------              -------                -------

DIRECTORS:
Thomas Bouchette                                  11,500                   1.6%
Edsel J. ("Coupe") DeVille                        15,500                   2.2%
John S. Divine, III                               27,500                   3.8%
Dalton B. Floyd, Jr.                              30,000                   4.2%
Jeanne Louise Fourrier-Eggart                     20,000                   2.8%
David E. Grabeman                                 20,000                   2.8%
Richard Edwin Heath                               10,000                   1.4%
Paul John Hletko                                  27,500                   3.8%
Judy B. Long                                      20,000                   2.8%
Georgie B. Martin                                 25,000                   3.5%
Thomas O. Morris, Jr.                             25,000                   3.5%
Joel A. Pellicci                                  20,000                   2.8%
Donald E. Perry                                   20,000                   2.8%
Chandler C. Prosser                               30,000                   4.2%
Larry N. Prosser                                  30,000                   4.2%

EXECUTIVE OFFICERS WHO ARE
NOT ALSO DIRECTORS:
Randy L. Carmon                                      500                     *
                                                  -------                 ----

All Directors and Executive Officers as a
Group (16 persons)                                332,500                 46.5%


---------------

* Represents ownership of less than 1.0%.


      In addition to the shares listed in the table above, our directors may purchase up to an aggregate of 100,000 additional shares of common stock in order for 715,000 shares to be sold in this offering. If the directors were to purchase the 100,000 additional shares, the number and percentage ownership following the offering for all directors and executive officers as a group would be 432,500 shares and 60.5%.



      In addition to the individuals listed in the table above, Gary L. Schaal, an organizer of Sun Bancshares, intends to purchase 10,000 shares, or 1.4%, of our common stock in this offering and will receive a warrant to purchase an additional 5,000 shares. We have also identified 14 proposed advisory board members, whom we expect will purchase an aggregate of approximately 40,000 shares, or 5.6%, of our common stock in this offering. Our advisory board members will not receive warrants to purchase additional shares.



      The shares of common stock that our organizers, directors and executive officers intend to purchase were not offered or sold to the organizers, directors or executive officers prior to the date that we filed the registration statement covering these shares. Additionally, under regulations and policies of the OCC, our organizers were required to disclose in SunBank's charter application the number and percentage of shares that each organizer, director or executive officer is expected to purchase in the offering.


DIRECTORS AND EXECUTIVE OFFICERS OF SUN BANCSHARES


      The following table sets forth the ages as of January 1, 2000 of our directors and executive officers and the positions that they hold with Sun Bancshares. Each person listed below as a director has served as a director of Sun Bancshares since August 30, 1999, except for Ms. Martin, who has served as a director since September 9, 2000. Both our president and chief executive officer have served us in these capacities since August 30, 1999, and our chief financial officer has served us since January 3, 2000. The directors of Sun Bancshares will hold these same positions with SunBank. Sun Bancshares' articles of incorporation provide for a staggered board of directors so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows:


      - Class I at the first annual meeting of shareholders, which we intend to hold in the spring of 2001,
      -  Class II at the second annual meeting of shareholders, and
      -  Class III at the third annual meeting of shareholders.


      Our executive officers serve at the discretion of the board of directors. See "Description of Sun Bancshares' Capital Stock and Shareholders' Rights" on page 50.



NAME                            AGE               POSITION WITH SUN BANCSHARES
----                            ---               ----------------------------

CLASS I DIRECTORS:
Thomas Bouchette                41           President and Director
Edsel J. ("Coupe") DeVille      61           Director
John S. Divine, III             62           Director
Dalton B. Floyd, Jr.            61           Chairman of the Board of Directors and
                                             Chief Executive Officer
Jeanne Louise Fourrier-Eggart   46           Director

CLASS II DIRECTORS:
David E. Grabeman               46           Director
Richard Edwin Heath             52           Director
Paul John Hletko                53           Director
Judy B. Long                    48           Director
Thomas O. Morris, Jr.           50           Director

CLASS III DIRECTORS:
Georgie B. Martin               57           Director
Joel A. Pellicci                56           Director
Donald E. Perry                 59           Director
Chandler C. Prosser             32           Director
Larry N. Prosser                53           Director

OTHER EXECUTIVE OFFICERS:
Randy L. Carmon                 44           Chief Financial Officer



      The directors of Sun Bancshares will also serve as directors of SunBank. Ms. Martin's service as a director of SunBank is subject to regulatory approval because she did not join our organizational efforts until September, 2000. Each of SunBank's initial directors will serve until SunBank's first shareholders meeting, which will convene shortly after SunBank receives its charter. Sun Bancshares, as the sole shareholder of SunBank, will nominate each proposed director to serve as director of SunBank at that meeting. After the first shareholders meeting, directors of SunBank will serve for a term of one year and will be elected by Sun Bancshares each year at SunBank's annual meeting of shareholders. SunBank's officers will be appointed by its board of directors and will hold office at the will of its board. The initial officers of SunBank will be:



NAME                                           POSITION WITH SUNBANK
----                                           ---------------------
Thomas Bouchette                               President and Chief Executive Officer
Randy L. Carmon                                Chief Financial Officer
John L. Truelove                               Senior Lending Officer
Lynn Wood Wilson                               Vice President, Georgetown Area Executive
                                               Officer



      The following is a biographical summary of each of Sun Bancshares' and SunBank's directors, executive officers, other officers, and an organizer who will not serve as a director:



     DIRECTORS OF SUN BANCSHARES AND SUNBANK


      Thomas Bouchette. Mr. Bouchette has over thirteen years of banking experience with five years of experience within the Georgetown/Horry County area. Prior to when Mr. Bouchette began participating in the efforts to organize Sun Bancshares and SunBank, from August 1997 until June 1999, he served as chief credit officer and executive vice president of The Citizens Bank, Olanta, South Carolina. While in this position, Mr. Bouchette was responsible for all lending activities and management of the branch operations, including developing new lending products, fostering the sales culture and implementing a disciplined approach to underwriting and credit administration. From 1989 until 1997, Mr. Bouchette served in various lending positions with Wachovia Bank, culminating in his position as vice president and business banking executive for the Myrtle Beach market including Horry, Georgetown, Dillon and Marion Counties. From 1987 until 1989, Mr. Bouchette served Pee Dee Farm Credit Banks in various capacities including lending officer and vice president. Mr. Bouchette is an active member and has held leadership roles in numerous civic organizations including a member of the board of directors of the Georgetown County Chamber of Commerce, treasurer and director of the Pee Dee Chapter of the Bank Administration Institute, and member of the board of directors of the Pawleys Island and Litchfield Business Association and the local Robert Morris Associates chapter and member of the Pawleys Island Rotary Club.

      Edsel J. ("Coupe") Deville. Currently, Mr. DeVille is the director of community development for Commercial Landtec, Corp., which is a commercial real estate firm. From 1995 until 1997, Mr. DeVille served on the Myrtle Beach advisory board of First National South Bank, which was acquired during 1999 by Anchor Bank. He served as a sales associate for Chicora Real Estate from 1994 until 1996 and has held a real estate license since 1994. Mr. DeVille served as a fighter pilot in the United States Air Force from 1961 until 1989. When Mr. DeVille retired from the Air Force in 1989 he was the base commander of the Myrtle Beach Air Force Base with responsibility for over 7,500 enlisted, officer and civilian personnel. He received a Masters of Science in administration degree from Georgia College in 1976 and a Bachelor of Science in Industrial Technology degree from Louisiana State University in 1961. Mr. DeVille currently holds a commercial pilot license. Currently, Mr. DeVille represents Horry County on the Partners Economic Development Commission. Mr. DeVille has also been active in or held a leadership role in the Horry County March of Dimes Walk America, Horry County Crime Stoppers, the South Carolina Commission on Aging, the Surfside Area Business and Professional Organization, the Surfside Area Rotary Club and the Myrtle Beach Area Chamber of Commerce. He has also served on the South Carolina Aeronautics Commission, the South Carolina Defense Base Development Commission and the Horry County Director of Airports Advisory Committee.

      John S. Divine, III. Since 1986, Mr. Divine has been a co-owner of Divine Holdings, LLC, which invests in rental properties, secured mortgages and stocks. Since 1971, he has been a co-owner of Divine Restaurant, Inc., which owns and operates 15 restaurants in the Grand Strand area including Longhorn, Bovines and Divine Fish House. Currently, Mr. Divine holds a 66.2% ownership interest in Divine Holdings, LLC and a 75% ownership interest in Divine Restaurants, Inc.

      Dalton B. Floyd, Jr. Mr. Floyd has been an attorney in South Carolina since 1963 and has been the sole owner of the Floyd Law Firm PC since 1974. Mr. Floyd received a Bachelor of Science in Business Administration from the University of South Carolina in 1960 and a Juris Doctorate, cum laude, from the University of South Carolina School of Law in 1963. Mr. Floyd served as an officer and director of, and general counsel to, Waccamaw State Bank in Surfside Beach from 1980 to 1987 and Patriot Federal Savings & Loan Association in Lake City from 1978 to 1982. Additionally, he served on the Myrtle Beach advisory boards of First National South Bank from 1996 to 1998 and the Lake City advisory board of Palmetto State Bank from 1982 to 1984. Mr. Floyd is also an owner or partner in several other businesses which primarily invest in or develop commercial real estate. Mr. Floyd is currently vice chairman of the South Carolina Higher Education Commission. Mr. Floyd has held leadership roles in the South Carolina Bar Association and the American Bar Association and has served as a director of the Wachesaw Plantation Club, the Lake City Country Club, Inc., the Lake City Rotary Club, the Surfside Rotary Club and the Horry County Business Coalition.

      Jeanne Louise Fourrier-Eggart. Dr. Fourrier-Eggart has practiced as a periodontist since 1980. She began private practice in Louisiana in 1982 and moved her practice to the Georgetown County area in 1984. Dr. Fourrier-Eggart received a Bachelors of Science in Dental Hygiene in 1976 and a Doctorate of Dentistry in 1980 from the Louisiana State University School of Dentistry. In 1982, she received a Masters in Health Sciences and Certificate of Periodontics from the Medical University of South Carolina. Dr. Fourrier-Eggart served on the Myrtle Beach advisory board of First National South Bank from 1996 until 1998. Dr. Fourrier-Eggart has been involved in numerous community programs which focus on promoting dental hygiene and providing dental care for underprivileged children and adults of the community. Additionally, she has been on three medical and dental mission trips to Haiti where she has participated in organizing a permanent mission outreach for dental care on the Island of LaGanove, Haiti and training other dental healthcare providers for work in the mission outreach. Dr. Fourrier-Eggart has also served as a "Just Say No" program leader in several schools throughout the community.

      David E. Grabeman. Dr. Grabeman has practiced general dentistry in Georgetown, South Carolina since 1979, and he has been the sole owner of a private dentistry practice in Georgetown since 1983. Dr. Grabeman received a Bachelor of Science from Furman University in 1975, a Doctorate of Dentistry from the Ohio State University in 1978 and completed a year General Practice Residency at the Medical College of Ohio in 1979. He is an active participant in the community and currently serves on the advisory board of the Georgetown County Citizens for Life and is the president of the board of directors at the Low Country Day School. In the past, Dr. Grabeman has been a member of the Georgetown Jaycees, the Downtown Georgetown Revitalization Association and the Andrews Rotary Club.

      Richard Edwin Heath. Mr. Heath is a Certified Public Accountant and a certified valuation analyst. Since 1991, Mr. Heath has been the sole proprietor of a public accounting practice in Surfside Beach, South Carolina. Mr. Heath has been a Certified Public Accountant since 1974 and has been a valuation analyst since 1995. He received a Bachelor of Science in Accounting degree in 1969 and a Masters of Accounting degree in 1974 from Florida State University. Mr. Heath is also a one-third owner of RAR Exchange, LLC, which provides qualified intermediary services. Mr. Heath has been a past member and chairman of the Horry County School Board and has served on the board of directors of the South Strand Chamber of Commerce and Long Bay Symphony. Currently Mr. Heath is a member of the Surfside Rotary Club.

      Paul John Hletko, M.D., F.A.A.P. Dr. Hletko has practiced medicine as a pediatrician since 1972, and he has been the sole owner of a pediatric practice in Georgetown, South Carolina since 1991. Dr. Hletko received a Bachelor of Science in 1968 from the University of Illinois and received his Doctorate of Medicine from Stritch School of Medicine, Loyola University in 1971. Dr. Hletko has been involved in promoting child transportation safety concerns since 1977. He has served on the board of the Association for the Advancement of Automotive Medicine since 1986. He has also served on numerous hospital committees and as the hospital chief of staff and chief of the department of pediatrics at Georgetown Memorial Hospital. He has been involved in the United Way Physician's Drive and on the board of directors of Parents of Children with Cancer, the Association of Prepared Child Birth and Hospitality House.

      Judy B. Long. Ms. Long is the sole or part owner of several retail, restaurant and printing businesses located throughout the Georgetown/Horry County area in South Carolina. These businesses include Four Seasons Screen Printing, Sports Spectacular, Inc., Super Sports Spectacular, Carol, Inc., and Fins, Inc.


      Georgie B. Martin. Since 1984, Ms. Martin has been the sole owner of Garden City Pavilion, the president and sole owner of Independent Coin, Inc. and the president and co-owner of Martin Coin Machine, Inc., since 1984. Independent Coin and Martin Coin Machine operate arcade and amusement machines such as skeeball, baseball, video games, and pool tables. Additionally, Ms. Martin has been the sole owner of Martin Rentals, which owns and rents office space, warehouses, townhouses and apartments in the Grand Strand area, since 1984. Ms. Martin received an Associates degree in business from the Columbia Commercial College in Columbia, South Carolina in 1960.


      Thomas Ostavus Morris, Jr., R.Ph. Mr. Morris received his pharmacy license in 1972, and has been the owner of Hemingway Pharmacy, Inc. headquartered in Andrews, South Carolina since 1977. Mr. Morris received a Bachelor of Science from Clemson University in 1975 and received a Bachelor of Science in Pharmacy from the Medical University of South Carolina in 1972. Mr. Morris is also the sole owner of Home Medical Care, which provides durable home medical equipment, and is a part owner of Myrtle Road Park, Inc. Mr. Morris is a member of the Georgetown County Chamber of Commerce and serves on the advisory board of the Medical University of South Carolina.

      Joel A. Pellicci. Mr. Pellicci is the owner and president of Jo-Lin Enterprises, a McDonald's franchisee, since 1977. He was a naval aviator during his years of service in the Navy. He received a Bachelor of Art and Education from the University of Florida in 1965. Mr. Pellicci has served on the board of directors of the Louisburg Chamber of Commerce and on the board of directors of Ronald McDonald Children's Charities and several Ronald McDonald House boards of directors.

      Donald E. Perry. Since 1961, Mr. Perry has been the president and co-owner of Lakewood Camping Resort which provides camp ground facilities in Myrtle Beach, South Carolina. Mr. Perry is also a co-owner of Beachwood at the Heritage, a retirement community, Perry Issue Company, a land lease company, and Myrtle Beach National Golf Course. Mr. Perry has also been the sole owner of Beechwood Estates, a mobile home park, since 1963. From 1997 until 1998, Mr. Perry served on the Myrtle Beach advisory board of First National South Bank. Mr. Perry has been active in or held a leadership role in Rotary International, Myrtle Beach Campground Association and the Advisory Boards of Santee Electric Cooperative and the Jaycees.

      Chandler C. Prosser. Since 1993, Mr. Prosser has been the sole owner and president of several real estate development and management companies, including Prosser Realty Company, Inc. Mr. Prosser is a co-owner of Grove Development, LLC, a real estate development company and is managing partner of Wachesaw Golf, LLC, which owns and operates Wachesaw Plantation East Golf Resort. Mr. Prosser received a Bachelor of Arts degree cum laude from Rhodes College in Memphis, Tennessee in 1989 and a Master of Arts from the John Hopkins University Paul H. Nitze School of Advanced International Studies in Washington, D.C. in 1991. In 1998, Mr. Prosser was elected to serve a four-year term as the Chairman of the Horry County Council. Prior to this position, Mr. Prosser served for four years as the district representative for the South Strand area on the Horry County Council. Mr. Prosser was the founder and is a board member of the City of Hope Myrtle Beach Classic LPGA Tournament, which is held each spring in Myrtle Beach. He is also actively involved in a number of local charities and previously served on the Myrtle Beach Advisory Board for First National South Bank.

      Larry N. Prosser. Mr. Prosser has been the president and sole owner of Glenn's Bay, Inc., a real estate development company since 1983. Mr. Prosser is also the owner of numerous other real estate development and construction companies. Mr. Prosser received an Associate of Science in Civil Engineering degree from Florence-Darlington Technical College in Florence, South Carolina in 1967.

Mr. Prosser currently holds a general contractor's license in South Carolina. Mr. Prosser served on the Myrtle Beach advisory board of United Carolina Bank from 1994 until 1996 and on the Myrtle Beach advisory board of BB&T from 1996 until 1999. Mr. Prosser is currently a member of the Association of Homebuilders.


     ADDITIONAL EXECUTIVE OFFICER OF SUN BANCSHARES



      Randy L. Carmon. Mr. Carmon has over 22 years banking experience with both community and regional banks. Prior to Mr. Carmon joining Sun Bancshares and SunBank, he served as a vice president at Anderson State Bank with responsibility for various financial and operational functions. While in this position, Mr. Carmon was responsible for the design and installation of their in-house ATM network, the development of an ATM and VISA(R) CheckCard program, the management of the year 2000 readiness project, and the design, analysis, implementation and marketing of additional deposit products. From 1989 until 1996, Mr. Carmon was a vice president with The National Bank of South Carolina with responsibilities in the deposit operations area that included transaction and time deposit accounts, distribution, item processing, data control, research, electronic funds transfer and automated clearing house transactions and corporate services. From 1978 to 1988, Mr. Carmon was responsible for operational and financial functions at Lake City State Bank. Mr. Carmon received a Bachelor of Science in Education degree from the University of South Carolina in 1978. Additionally, he has completed the South Carolina Bankers School in Columbia, South Carolina, the Graduate School of Banking of the South held at Louisiana State Institution in Baton Rouge, Louisiana, and the Graduate School of Operations and Technology held at Vanderbilt University in Nashville, Tennessee. Mr. Carmon's past and present civic leadership roles include chairman of the Pee Dee Chapter of the Bank Administration Institute, board member of the Operations Committee of the South Carolina Bankers Association, president of the Lake City Lions Club, director and founder of the Pee Dee Regional EMS Council and board member of Circle Park Associates.



     ADDITIONAL OFFICERS OF SUNBANK



      John L. Truelove. Mr. Truelove has over 20 years of banking and lending experience. From 1997 until March 2000, he served as a vice president, community banking lender for Coastal Federal Savings Bank in Surfside Beach, South Carolina. While in this position, his primary emphasis was commercial, consumer, construction and residential lending. He also planned and implemented strategies for growth and business development for three regional sales offices. From 1979 until 1997, Mr. Truelove served NationsBank, N.A. in various positions of increasing responsibility, culminating in his position as vice president, direct lender in Myrtle Beach, South Carolina. While in this position from 1988 to 1997, he managed a consumer real estate department and was responsible for personal loan production and business development. Mr. Truelove has received a Bachelor of Science degree from the University of North Carolina at Wilmington and is a graduate of the South Carolina Bankers School. He is a secretary and is the president-elect of the Murrells Inlet Rotary Club.



      Lynn Wood Wilson. Mr. Wilson has over 20 years banking experience with several local banks located within our market area. From 1990 until June, 2000 he served as an assistant vice president of Carolina First Bank in Georgetown, South Carolina where he was responsible for developing and managing a commercial and an installment loan portfolio. Mr. Wilson was a branch manager of the Pawleys Island branch office of First Federal Savings & Loan Association from 1998 to 1990 and of the Georgetown branch of Peoples Federal Savings & Loan Association from 1973 until 1983. Since 1995, Mr. Wilson has also served as the Mayor of the City of Georgetown, and he served on the Georgetown City Council from 1984 until 1995. Mr. Wilson received a Bachelor of History degree from East Carolina University in 1965 and is a graduate of the American Bankers Association commercial lending school. Additionally, Mr. Wilson was the past chairman of the Salvation Army advisory board and the past president of the Georgetown Optimist Club and Georgetown Jaycees. His is currently a member of the Georgetown County Chamber of Commerce, Georgetown County Economic Development Corporation, Georgetown County United Way and Rotary International.

     ADDITIONAL ORGANIZER

      Gary L. Schaal. Mr. Schaal has been a co-owner and vice-president of TSC Golf, Inc., a golf course management company, since 1993 and has been the president and sole owner of G.L. Sports, a golf management company, since 1981. Mr. Schaal received a Bachelor of Business Administration from Ohio Wesleyan University in Delaware, Ohio in 1963 and received a Masters of Business Administration from East Carolina University in Greenville, North Carolina in 1972. Mr. Schaal has been a board member of the Myrtle Beach Convention Bureau and has served as the Bureau's president. Additionally Mr. Schaal has served on the board of directors of the Myrtle Beach Chamber of Commerce, the Carolinas Professional Golf Association and the Myrtle Beach Golf Holiday. He has also served as the chairman of the Tournament Player's Club Project and has served on the Surfside Beach Planning and Advisory Commission. He served on the Professional Golf Association Tour's Policy Board from 1988 to 1996 and served as the Professional Golf Association president in 1993 and 1994.

      Mr. Chandler C. Prosser is the son of Mr. Larry N. Prosser. No other director, organizer or executive officer has a family relationship with any other director, organizer or executive officer of Sun Bancshares as close as first cousin.


ADVISORY BOARDS



      Upon the opening of SunBank, we expect to establish advisory boards in Murrells Inlet and Georgetown. The purpose of the advisory boards will be to:



      - keep management informed of new banking and business opportunities in the Murrells Inlet and Georgetown markets;



      - introduce potential customers to SunBank; and



      - assist management in developing banking products that meet the needs of our target customers.



      We expect that each of the advisory boards will consist of ten local business and community leaders from each of the Murrells Inlet and Georgetown areas. We have identified six individuals in Murrells Inlet and eight individuals in Georgetown whom we expect will serve on the advisory boards.


COMMITTEES OF THE BOARDS OF DIRECTORS

      The boards of directors of Sun Bancshares and SunBank each has established or will establish compensation, executive and audit and compliance committees. The members of these committees will be the same for SunBank as they are for Sun Bancshares. SunBank's board of directors will also establish a loan and an asset and liability management committee. These committees are described below.

      Compensation Committee. The Compensation Committee establishes compensation levels for officers of Sun Bancshares and SunBank, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs, including the Stock Incentive Plan as described below.

      Executive Committee. The Executive Committee meets as needed and, with some exceptions, has the same powers as the board of directors in the management of the business affairs of Sun Bancshares and SunBank between meetings of their boards. This committee makes recommendations to the board of directors regarding matters important to the overall management and strategic operation of Sun Bancshares and SunBank.

      Audit and Compliance Committee. The Audit and Compliance Committee is responsible for oversight of all audit functions including monitoring compliance with the Community Reinvestment Act, follow-up on loan reviews, responding to financial and operational audits and correcting matters raised in regulatory examinations and audit reports for Sun Bancshares and SunBank. This committee recommends to the board of directors the independent public accountants to audit Sun Bancshares and SunBank's annual financial statements, ensures that audits and examinations are performed fully, properly and timely.

This committee also is responsible for reviewing the reports of the independent auditors, regulatory examination reports, and all of our financial statements, and evaluates internal accounting controls.

      Loan Committee. The Loan Committee will be responsible for establishing and approving all major policies and procedures pertaining to loan policy and transactions with affiliates, directors or officers. This committee reviews the actions of loan officers, past due and problem loans, the asset quality of the loan portfolio and the adequacy of the loan loss reserve. This committee approves all loans over any loan officers' pre-approved lending limit.

      Asset and Liability Management Committee. The Asset and Liability Management Committee will provide guidance to Sun Bancshares and SunBank in balancing the yields and maturities of SunBank's loans and investments to its deposits. This committee also reviews the investment portfolio on an ongoing basis to assure investments are prudent and in accordance with SunBank's investment policy.

                             EXECUTIVE COMPENSATION

1999 COMPENSATION

      The following table shows information for 1999 with regard to compensation for services rendered in all capacities to Sun Bancshares and SunBank by their chief executive officer and president. No executive officer earned more than $100,000 in salary and bonus in 1999.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                                    --------------------------------
                                                                        OTHER ANNUAL
                                                    SALARY     BONUS    COMPENSATION
                                             YEAR     ($)       ($)         ($)
                                             ----   -------   -------   ------------
Dalton B. Floyd, Jr.,
  Chief Executive Officer..................  1999        --        --          --
Thomas Bouchette,..........................  1999    42,000        --          --
President

EMPLOYMENT AGREEMENT

      We have entered into an employment agreement with Thomas Bouchette, under which Mr. Bouchette will serve as president of Sun Bancshares and president and chief executive officer of SunBank. Under the terms of the agreement, Mr. Bouchette's compensation will include:

      - A base salary of $7,000 per month until the opening of SunBank, at which time his salary will increase to $8,000 per month;

      -  A cash bonus of $10,000 upon the opening of SunBank;

      - An annual incentive bonus equal to 5% of Sun Bancshares consolidated pre-tax earnings up to the amount of Mr. Bouchette's base salary, provided SunBank meets specified performance criteria;

      - Incentive stock options, which vest in one-fifth annual increments and have a term of ten years, to purchase 5% of the number of shares of common stock sold in this offering at an exercise price of $10.00 per share; and

      - Other customary benefits such as health and life insurance and automobile allowance and membership to business and social organizations.

      The initial term of the employment agreement is three years. At the end of the initial three-year term and at the end of any extension of the initial term, the agreement will be automatically extended for a term of 12 months unless Mr. Bouchette, Sun Bancshares or SunBank notifies the other parties that he or it does not intend to extend the agreement. Mr. Bouchette will be entitled to severance compensation of an amount up to six months of his base salary if, during the term of the agreement, his employment is terminated for any of the following reasons:

      - SunBank does not receive regulatory approval to begin its banking operations;

      -  We terminate Mr. Bouchette's employment without cause;

      -  Mr. Bouchette becomes disabled; or

      -  Mr. Bouchette terminates his employment with cause.

Additionally, upon a change of control of Sun Bancshares, Mr. Bouchette will be entitled to severance compensation in an amount equal to 12 months of his base salary if he terminates his employment for cause or if Sun Bancshares or its successor terminates his employment without cause. Cause for terminating employment is defined in the agreement.

      The agreement also generally provides that, for a period of 12 months following the termination of Mr. Bouchette's employment, he will not compete with SunBank in the banking business nor solicit SunBank's customers or employees. The non-competition and non-solicitation provisions of the agreement only apply if Mr. Bouchette terminates his employment without cause or in connection with a change of control, or if we terminate his employment with cause.

DIRECTOR COMPENSATION

      We do not plan to compensate the directors of Sun Bancshares and SunBank separately for their services as directors until net profits of Sun Bancshares and SunBank exceed their net losses since inception on a cumulative basis. Thereafter, Sun Bancshares and SunBank will adopt compensatory policies for their directors that conform to applicable law.

ORGANIZERS' WARRANTS


      The organizers, including Gary L. Schaal who will not serve as a director, intend to purchase a total of 342,000 shares of common stock in this offering at a price of $10.00 per share. This represents 47.8% of the shares that will be outstanding after the offering, or 41.6% if the underwriter's over-allotment option is exercised in full. Each of our organizers has guaranteed a portion of our $1,500,000 line of credit from The Bankers Bank for up to $200,000 each.



      In recognition of the efforts made and financial risks undertaken by the organizers in organizing Sun Bancshares and SunBank, Sun Bancshares will issue to the organizers warrants to purchase an aggregate of 293,750 additional shares of its common stock. Accordingly, the organizers may purchase up to 293,750 shares through the exercise of these warrants. The number of shares subject to each organizer's warrant is listed below and varies depending on the number of shares that the organizer will purchase in the offering, whether the organizer will serve as a director and when the organizer joined our organizational efforts. In no event will any organizer receive a warrant to purchase a greater number of shares than he or she purchases in this offering.



                                  SHARES
                                SUBJECT TO
ORGANIZER                        WARRANT
---------                       ----------
Thomas Bouchette                  10,750
Edsel J. ("Coupe") DeVille        15,500
John S. Divine, III               22,500
Dalton B. Floyd, Jr.              25,000
Jeanne Louise Fourrier-Eggart     17,500
David E. Grabeman                 17,500
Richard Edwin Heath               10,000
Paul John Hletko                  22,500



                                  SHARES
                                SUBJECT TO
ORGANIZER                        WARRANT
---------                       ----------
Judy B. Long                      17,500
Georgie B. Martin                 12,500
Thomas O. Morris, Jr.             25,000
Joel A. Pellicci                  15,000
Donald E. Perry                   17,500
Chandler C. Prosser               30,000
Larry N. Prosser                  30,000
Gary L. Schaal                     5,000



      The organizers may also purchase up to 100,000 shares in addition to those described above in order for 715,000 shares to be sold in this offering. No additional warrants will be issued as a result of these additional purchases, if any.


      The warrants will become exercisable in equal one-third annual increments beginning on the one-year anniversary of the date of this prospectus. Exercisable warrants will remain exercisable for the ten-year period following the date of this prospectus or, in the case of the directors, for 90 days after he or she ceases to be a director, whichever period is shorter. Additionally, if SunBank's capital falls below the minimum level as determined by the Office of the Comptroller of the Currency, Sun Bancshares may be directed to require the organizers to exercise or forfeit their warrants.

      Each warrant will be exercisable at a price of $10.00 per share subject to adjustment for stock splits, recapitalizations or other similar events. The exercise price was determined by Sun Bancshares based on the public offering price of the common stock. The public offering price was determined arbitrarily by Sun Bancshares and the underwriter after considering several factors. These factors include prevailing market conditions and the price of comparable publicly traded companies.


      The warrants that will be granted to our organizers were not offered or sold to the organizers, directors or executive officers prior to the date that we filed the registration statement covering the warrants. Additionally, under regulations and policies of the OCC, our organizers were required to disclose in SunBank's charter application the terms of the warrants to be granted to the organizers.


STOCK INCENTIVE PLAN


      General. Sun Bancshares' 2000 Stock Incentive Plan provides Sun Bancshares with the flexibility to grant incentive stock options and non-qualified stock options to key employees, officers, directors and organizers of Sun Bancshares or its affiliates for the purpose of giving them a proprietary interest in, and encouraging them to remain in the employ of, Sun Bancshares or its affiliates. The board of directors has reserved 100,000 shares of common stock, an amount equal to 14.0% of the shares of common stock sold in this offering, or 12.2% if the underwriter's over-allotment option is exercised in full, for issuance under the plan. The number of shares reserved for issuance may be adjusted in the event of a stock split, stock dividend, recapitalization or similar event as described in the plan.



      Upon the close of this offering, in accordance with the terms of Mr. Bouchette's employment agreement, we will grant an option to our president to purchase a number of shares equal to 5% of the common stock sold in this offering, which will equal 35,750 shares if the underwriter does not exercise its over-allotment option and 41,113 shares if the underwriter exercises its over-allotment option in full. We also plan to grant our chief financial officer an option to purchase 5,000 shares of common stock. Accordingly, if the underwriter does not exercise its over-allotment option, we will issue our president and chief financial officer options to purchase an aggregate of 40,750 shares, or 40.8% of the shares reserved under the plan.


      Administration. The plan is administered by a committee appointed by the board of directors. The board of directors will consider the standards contained in both Section 162(m) of the Internal Revenue Code of 1986, as currently in effect, and Rule 16(b)(3) under the Securities Exchange Act of 1934, as currently in effect, when appointing members to the committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. Sun Bancshares' Compensation Committee, which is comprised of at least two directors appointed by its board of directors, will administer the plan.


      The plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted and the exercise price and forfeiture or termination provisions of each option. A stock option may not be transferred during the holder's lifetime and may only be exercised by the holder, or in the event of the holder's disability, by his or her legal representative.


      Option Terms. The plan provides for incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. The maximum number of shares of common stock with respect to which options may be granted during any one year period to any employee may not exceed 75,000.

      The committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Sun Bancshares or its affiliates. When the incentive stock option is exercised, Sun Bancshares will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash or through a cashless exercise executed through a broker. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.


      The committee will also determine the term of an option, subject to the terms of the plan which provide that no option may exceed ten years in length. Any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Sun Bancshares or its affiliates will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year may be substituted for the three-month period.

      Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

      Termination of Options. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Sun Bancshares or any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of Sun Bancshares or SunBank. An agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

      Stock Splits, Reorganizations and other Capital Changes. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares subject to and the exercise price of unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares without the receipt of consideration. In the event of certain corporate reorganizations, the committee may, within the terms of the plan and the applicable agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of an option.

      Amendment and Termination of the Plan. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

      Federal Income Tax Consequences. The following discussion generally outlines the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

      - Incentive Stock Options. A participant who exercises an incentive stock option will not be taxed when he or she exercises the option or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain and Sun Bancshares will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and Sun Bancshares will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

      - Non-Qualified Options. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Sun Bancshares will then be entitled to a corresponding deduction.

      Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.


      Special rules apply to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

                           RELATED PARTY TRANSACTIONS

      We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will:

      - In the case of banking transactions, be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to SunBank;

      - In the case of business transactions, be on terms no less favorable than could be obtained from an unrelated third party; and

      - In the case of all related party transactions, be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

      In addition to transactions in the ordinary course of our business, we have entered into the following business transactions with the directors indicated:


      - Lease of Main Office Site. We have entered into a lease agreement with Riverwood Enterprises, LLC, a South Carolina limited liability company, for the lease of the site for our permanent main office building. Mr. Dalton B. Floyd, Jr., the chairman of our board of directors and chief executive officer of Sun Bancshares, and Mr. Larry N. Prosser, one of our directors, each own a one-third interest in Riverwood Enterprises. The amount of the annual rent for the first year of the lease is $90,000, with annual adjustments based on the consumer price index thereafter. The initial term of the lease will be 25 years with renewal options for a total of 15 additional years. The lease calls for us to pay taxes, insurance and repairs on the leased property. Based on our review of two independent appraisals, we believe the terms of the lease are no less favorable than those that could be obtained from an unrelated third party.



      - Lease of Site for Temporary Main Office. Currently and through the construction of our main office, we will operate out of a temporary modular facility, which is located on a temporary site approximately one-tenth of a mile from our permanent main office site. We are leasing this temporary site from Wachesaw Development, LLC. Mr. Larry N. Prosser, one of our directors, is the sole owner of Wachesaw Development, LLC. The lease is on a month to month basis and began in May 2000 and will end in the fourth quarter of 2001. The monthly rental rate is $2,000. Based on our review of the independent appraisals for our permanent main office site and the recent purchase price of a similar property located across the street, we believe the terms of this lease are no less favorable than those that could be obtained from an unrelated third party. Due to the short term of the lease and limited amount of the lease payments, the board determined that an independent appraisal was neither cost effective nor necessary for it to establish that the lease arrangement is on no less favorable terms than could be obtained from an unrelated third party.



      Each of these transactions has been approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.

                           SUPERVISION AND REGULATION

      Both Sun Bancshares and SunBank will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that will apply.

SUN BANCSHARES

      Since Sun Bancshares will own all of the capital stock of SunBank, it will be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act. As a result, Sun Bancshares will primarily be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

      Acquisitions of Banks. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

      - Acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

      - Acquiring all or substantially all of the assets of any bank; or

      - Merging or consolidating with any other bank holding company.

      Under the Bank Holding Company Act, an adequately capitalized and adequately managed bank holding company located in South Carolina may purchase a bank located outside of South Carolina. Conversely, an adequately capitalized and adequately managed bank holding company located outside of South Carolina may purchase a bank located inside South Carolina. In each case, however, restrictions may be placed on the acquisition of a bank which has only been in existence for a limited amount of time or an acquisition which may result in specified concentrations of deposits.

      In addition, under the South Carolina Banking and Branching Efficiency Act, no company or person may acquire Sun Bancshares or SunBank until SunBank has been in existence and continuous operations for five years.


      Change in Bank Control. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or a company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Act of 1934, or no other person owns a greater percentage of that class of voting securities immediately after the transaction.


      Permitted Activities. On November 12, 1999, President Clinton signed the Gramm-Leach-Bliley Act, which amends the Bank Holding Company Act and greatly expand the activities in which bank holding companies and affiliates of banks are permitted to engage. The Gramm-Leach-Bliley Act eliminates many federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers. The provisions of the Gramm-Leach-Bliley Act relating to permitted activities of bank holding companies and affiliates of banks became effective on March 11, 2000.

      Generally, if Sun Bancshares qualifies and elects to become a financial holding company, it may engage in activities that are financial in nature or incidental or complementary to a financial activity. Activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial, investment and advisory services, underwriting securities and limited merchant banking activities.

      To qualify to become a financial holding company, SunBank and any other depository institution subsidiary of Sun Bancshares must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Sun Bancshares must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days written notice prior to engaging in a permitted financial activity. We have no plans to elect to become a financial holding company.

      Under the Bank Holding Company Act, a bank holding company, which has not qualified or elected to become a financial holding company is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless prior to the enactment of the Gramm-Leach-Bliley Act the Federal Reserve found those activities to be so closely related to banking as to be a proper incident to the business of banking. Activities that the Federal Reserve has found to be so closely related to banking to be a proper incident to the business of banking include:

      -  factoring accounts receivable,
      -  acquiring or servicing loans,
      -  leasing personal property,
      -  conducting discount securities brokerage activities,
      -  performing selected data processing services,
      - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions, and
      -  performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of any of its bank subsidiaries.

      Support of Subsidiary Institutions. Under Federal Reserve policy, bank holding companies are expected to act as a source of financial strength for, and to commit resources to support, their depository institution subsidiaries. This support may be required at times when, without this Federal Reserve policy, the bank holding company might not be inclined to provide it. In addition, any capital loans by a bank holding company to a bank will be repaid only after its deposits and other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

      South Carolina State Regulation. As a bank holding company registered under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. Prior to acquiring the capital stock of a national bank, we are not required to obtain the approval of the Board, but we must notify them at least 15 days prior to doing so. Prior to engaging in the acquisition of nonbanking institutions or state chartered banks, we must receive the Board's approval, and we must file periodic reports with respect to our financial condition and operations, management and intercompany relationships between Sun Bancshares and its subsidiaries.

SUNBANK

      SunBank will be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations, and it may be supervised and examined by one or more state or federal bank regulatory agencies. Since SunBank will be chartered as a national bank, it will primarily be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency will regularly examine SunBank's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, SunBank's deposits will be insured by the FDIC to the maximum extent provided by law.

      Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current South Carolina law, SunBank may open branch offices throughout South Carolina with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, SunBank will be able to acquire existing banking operations in South Carolina. SunBank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. South Carolina law, with limited exceptions, currently permits branching across state lines through interstate mergers.

      Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state national banks to branch into their state by establishing a new start-up branch in the state. Currently, South Carolina has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of South Carolina may branch into South Carolina. This provides a barrier of entry into the South Carolina banking market.

      Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. To qualify as well capitalized, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based capital ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%. These ratios are described below under "Capital Adequacy." Additionally, the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as well capitalized. The federal banking agencies have also specified by regulation the relevant capital levels for each of the other categories.

      Federal banking regulators are required to take some mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan up to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The Federal Reserve regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

      FDIC Insurance Assessments. The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system that takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 2.08 cents per $100 of deposits for the second quarter of 2000.

      The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

      Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on SunBank. Under the Gramm-Leach-Bliley Act, banks with aggregate assets of not more than $250 million will be subject to a Community Reinvestment Act examination only once every 60 months if the bank receives an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if the rating is less than satisfactory. Additionally, under the Gramm-Leach-Bliley Act, banks will be required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

      Other Regulations. Interest and other charges collected or contracted for by SunBank are subject to state usury laws and federal laws concerning interest rates. SunBank's loan operations are also subject to federal laws applicable to credit transactions, such as:

      - The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

      - The Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

      - The Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

      - The Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

      - The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

      - The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

      The deposit operations of SunBank are subject to:

      - The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

      - The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL ADEQUACY

      Sun Bancshares and SunBank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Sun Bancshares, and the Office of the Comptroller of the Currency, in the case of SunBank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that is substantially similar to that adopted by the Office of the Comptroller of the Currency for banks.

      The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

      The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consist of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consist of subordinated debt, other preferred stock and hybrid capital and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

      In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Sun Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

      SunBank and Sun Bancshares are also both subject to other capital guidelines issued by the Office of the Comptroller of the Currency and the Federal Reserve, respectively, which provide for minimum ratios of total capital to total assets.

      Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "- Prompt Corrective Action" on page 41.

PAYMENT OF DIVIDENDS

      Sun Bancshares is a legal entity separate and distinct from SunBank. The principal sources of Sun Bancshares' cash flow, including cash flow to pay dividends to its shareholders, are dividends that SunBank pays to its sole shareholder, Sun Bancshares. Statutory and regulatory limitations apply to SunBank's payment of dividends to Sun Bancshares as well as to Sun Bancshares' payment of dividends to its shareholders.

      SunBank is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by its Board of Directors in any year will exceed (1) the total of SunBank's net profits for that year, plus (2) SunBank's retained net profits of the preceding two years, less any required transfers to surplus.

      The payment of dividends by Sun Bancshares and SunBank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, SunBank were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, SunBank to cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "- Prompt Corrective Action" on page 45.


RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

      Sun Bancshares and SunBank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

      - loans or extensions of credit to affiliates;
      - investment in affiliates;
      - the purchase of assets from affiliates, except for real and personal property exempted by the Federal Reserve;
      - loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and
      - any guarantee, acceptance or letter of credit issued on behalf of an affiliate.

      The aggregate of all of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Sun Bancshares must also comply with certain provisions designed to avoid the taking of low-quality assets.

      Sun Bancshares and SunBank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

      SunBank is also subject to restrictions on extensions of credit to its executive officers, directors, certain principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

PRIVACY

      The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to the consumer.

PROPOSED LEGISLATION AND REGULATORY ACTION

      New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICES

      Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operating in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                  DESCRIPTION OF SUN BANCSHARES' CAPITAL STOCK
                            AND SHAREHOLDERS' RIGHTS

COMMON STOCK


      Sun Bancshares' articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, par value not stated, of which at least 715,000 shares will be issued in this offering. As of the date of this prospectus, 100,000 shares of common stock, or an amount equal to 14.0% of the shares of common stock offered in this prospectus, were reserved for issuance upon the exercise of stock options to be issued under our stock incentive plan and 293,750 shares of common stock were reserved for issuance upon the exercise of the warrants to be issued to the organizers.


      All shares of common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by the board of directors. We do not anticipate, however, that Sun Bancshares will pay any cash dividends on the common stock in the near future. Upon Sun Bancshares' voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of Sun Bancshares' assets that are available for distribution to the shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire authorized but unissued capital stock of Sun Bancshares whenever it issues new shares of capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

PREFERRED STOCK

      Sun Bancshares' articles of incorporation also authorize its board of directors to issue up to 2,000,000 shares of preferred stock, par value not stated, without any further action by the holders of the common stock. The board of directors may determine the terms of the preferred stock including, but not limited to, dividend rates and voting, conversion, redemption or sinking fund rights. Preferred stock may have voting rights, subject to applicable law and as determined by the board of directors. Any preferred stock that we issue may rank senior to our common stock with respect to the payment of dividends and/or the distribution of assets upon liquidation or dissolution of Sun Bancshares. Sun Bancshares has not issued any preferred stock and will not issue preferred stock to the organizers except on the same terms as it is offered to all other existing shareholders or to new shareholders. Although Sun Bancshares has no present plans to issue any preferred stock, the ownership and control of Sun Bancshares by the holders of the common stock would be diluted if Sun Bancshares were to issue preferred stock that had voting or conversion rights.

TRANSFER AGENT

      The transfer agent and registrar for the common stock is SunTrust Bank, Atlanta, Georgia.

PROTECTIVE PROVISIONS

      General. Sun Bancshares' shareholders' rights and related matters are governed by the South Carolina Business Corporation Act of 1988 and Sun Bancshares' articles of incorporation and bylaws. Sun Bancshares' articles of incorporation and bylaws contain protective provisions that could have the effect of delaying or impeding an attempt to change or remove Sun Bancshares' management or to gain control of Sun Bancshares in a transaction not supported by its board of directors. These provisions are discussed in more detail below. In general, one purpose of these provisions is to assist our board of directors in playing a role in connection with attempts to acquire control of Sun Bancshares. They allow the board of directors to further and protect Sun Bancshares' interests and those of its shareholders, as appropriate, under the circumstances.

      Although we believe the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Sun Bancshares may be able to avoid those expenditures of time and money.

      The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of the common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of the common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of Sun Bancshares by replacing its board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of the shareholders believes that replacing them would be in Sun Bancshares' best interests. As a result, the protective provisions could tend to keep the incumbent board of directors and management in place.

      Restriction on Acquisitions. Under the South Carolina Banking and Branching Efficiency Act of 1996, no company or person may acquire Sun Bancshares or SunBank until SunBank has been in existence and continuous operation for five years.

      Control Share Act. Sun Bancshares has specifically elected to opt out of a provision of the South Carolina Business Corporation Act which may deter or frustrate unsolicited attempts to acquire certain South Carolina corporations. This statute, commonly referred to as the "Control Share Act," applies to public corporations organized in South Carolina unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of specific thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation's disinterested shareholders.

      Authorized but Unissued Stock. Sun Bancshares' authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Sun Bancshares by means of a proxy contest, tender offer, merger or otherwise, and as a result protect the continuity of our management. In addition, the issuance of shares of common stock or preferred stock with voting rights may adversely affect the rights of the existing holders of common stock and, in certain circumstances, could decrease the market price of the common stock.

      Staggered Terms for Board of Directors. Sun Bancshares' articles of incorporation and bylaws provide that Sun Bancshares' board of directors will be divided into three classes. Directors serve staggered terms, which means that one-third of the directors will be elected each year at our annual meeting of shareholders. As a result, unless the existing directors were to resign, it would take at least two annual meetings of shareholders to replace a majority of our directors.

      Change in Number of Directors. Sun Bancshares' articles of incorporation provide that any change in the number of directors, as set forth in its bylaws, would have to be made by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote in an election of directors.

      Removal of Directors. Sun Bancshares' articles of incorporation provide that one or more directors may be removed for cause during their terms only if the number of votes cast to remove the director exceeds the number of votes cast against removing the director. Sun Bancshares articles of incorporation also provide that directors may be removed during their terms without cause only by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote in an election of directors.

      Supermajority Voting. Under Sun Bancshares' articles of incorporation, with some exceptions, any merger or consolidation involving Sun Bancshares or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of a majority of Sun Bancshares' directors then in office and the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock. However, if Sun Bancshares' board of directors has approved the particular transaction by the affirmative vote of two-thirds of the entire Board, then shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of common stock entitled to vote on the transaction.

      Advance Notice Requirements for Shareholder Nominations of Director. Sun Bancshares' bylaws establish advance notice procedures with regard to shareholder nominations, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 30 days prior to the date of meeting at which directors will be elected, or in the case a meeting for the election of directors for which shareholders are given less than 40 days notice, the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder nomination that is not made in accordance with these procedures.

      Nomination Requirement. Sun Bancshares' bylaws establish nomination requirements for an individual to be elected as a director, including that the nominating party provide (1) notice that the party intends to nominate the proposed director; (2) the name of and biographical information on the nominee; and (3) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

      Consideration of Sun Bancshares' Constituencies. Sun Bancshares' articles of incorporation provide that in determining what is in the best interest of Sun Bancshares and its shareholders the board of directors, in addition to considering the effect of any action on Sun Bancshares and its shareholders, may also consider the (1) interest of Sun Bancshares' employees, customers, suppliers, creditors, and other constituencies; (2) the communities in which Sun Bancshares operates; and (3) other factors the directors consider pertinent.

INDEMNIFICATION

      Sun Bancshares' articles of incorporation and bylaws contain provisions which provide that Sun Bancshares shall indemnify directors to the maximum extent provided by South Carolina law. This protection is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. These statutory sections provide that a company shall indemnify a director or an officer only to the extent that he has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. In addition to this mandatory indemnification right, Sun Bancshares' bylaws provide additional protections that include, but are not limited to, situations where:

      - The director conducted him or herself in good faith;

      - The director reasonably believed that conduct in his or her official capacity with the corporation was in the corporation's best interest or was not opposed to the best interest of the corporation; and

      - In the case of a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

No director will, however, be indemnified if he or she is found liable to Sun Bancshares in a proceeding brought on Sun Bancshares' behalf or he or she is found liable on the basis that he or she received an improper personal benefit.

      Sun Bancshares' board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the conditions and obligations described above. The board of directors intends to extend indemnification rights to all of its executive officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Sun Bancshares pursuant to these provisions, or otherwise, Sun Bancshares has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LIMITATION OF LIABILITY

      Sun Bancshares' articles of incorporation contain a provision which, subject to the following exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

      - A breach of the director's duty of loyalty to Sun Bancshares or its shareholders;

      - An act or omission not in good faith or which involves gross negligence, intentional misconduct or a knowing violation of law;

      - Any payment of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act;

      - Any transaction from which the director derives an improper personal material tangible benefit.

In addition, if the South Carolina Business Corporation Act is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by the provisions of the Act, as then in effect without further action by the shareholders, unless the law requires shareholder action. The provision does not limit the right of Sun Bancshares or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

                        SHARES ELIGIBLE FOR FUTURE SALE


      Upon completion of the offering, Sun Bancshares will have 715,000 shares of common stock outstanding, or 822,250 shares of common stock outstanding if the underwriter exercises its over-allotment option in full. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Sun Bancshares must comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. A total of 342,500 shares owned directly or indirectly by affiliates of Sun Bancshares will be eligible for public sale under Rule 144, subject to the contractual and volume restrictions discussed below, beginning 180 days after the date of this prospectus.


      In general, under Rule 144 affiliates are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      -  1% of the outstanding shares of common stock; or

      - The average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Sun Bancshares. Affiliates will no longer be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

      Even though Rule 144 would otherwise permit the sale of shares held by affiliates beginning 90 days after the date of this prospectus, the directors and executive officers have each agreed with the underwriter that they will not sell, contract to sell, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for any shares of common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent except in limited circumstances.


      Sun Bancshares intends to issue warrants to purchase up to a total of 293,750 shares of common stock, representing an amount equal to 41.1% of the common stock sold in the offering. Sun Bancshares may also grant options, under its stock incentive plan, to purchase up to a total of 100,000 shares of common stock, representing an amount equal to 14.0% of the common stock sold in the offering. Sun Bancshares intends to register the shares issuable upon exercise of warrants and options granted under the plan. Upon registration, these shares will be eligible for resale in the public market without restriction by persons who are not affiliates of Sun Bancshares, and to the extent they are held by affiliates, under Rule 144 without a holding period.


      Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                                  UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement among Sun Bancshares and the underwriter named below, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, the number of shares of common stock listed opposite the underwriter's name below.


                                                                              NUMBER OF
                                                               NUMBER OF    OVER-ALLOTMENT
                        UNDERWRITER                           FIRM SHARES       SHARES
                        -----------                           -----------   --------------

Wachovia Securities, Inc....................................     715,000       107,250


      The underwriting agreement provides that the underwriter's obligations are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment underwritten public offering. The underwriter is required to purchase and pay for the shares offered by this prospectus other than those covered by the over-allotment option described below.


      The underwriter will not charge an underwriting discount on shares purchased in this offering by Sun Bancshares' organizers, directors and executive officers. The underwriter will charge an underwriting discount equal to 3.5% of the public offering price, or $0.35 per share, on shares purchased by the advisory board members of SunBank. The underwriter will charge an underwriting discount equal to 7.5% of the public offering price, or $0.75 per share, on all other shares sold in this offering. Additionally, Sun Bancshares will reimburse the underwriter for its reasonable out-of-pocket expenses, including legal fees, and travel and marketing expenses. We estimate that these out-of-pocket expenses will total approximately $60,000.


      The underwriter proposes to offer the common stock directly to the public at the public offering price listed on the cover page of this prospectus and to selected securities dealers at that price less a concession not in excess of
$     per share. The underwriter may allow, and the selected dealers may
reallow, a concession not in excess of $     per share to other brokers and
dealers. We expect that the shares of common stock will be ready for delivery on
or about           , 2000. After the offering, the offering price and other
selling terms may change.

      The public offering price was determined arbitrarily by Sun Bancshares and the underwriter after considering several factors. These factors include prevailing market conditions and the price of comparable publicly traded companies.


      Sun Bancshares has granted the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to 107,250 additional shares of common stock to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less the 7.5% underwriting discount. The underwriter may purchase these shares only to cover over-allotments made in connection with this offering.


      In addition, Sun Bancshares has granted to the underwriter a right of first refusal to serve as exclusive or lead advisor on all corporate finance transactions undertaken or considered by Sun Bancshares for a period of three years after the date of this prospectus.

      The underwriter does not intend to sell shares of common stock to any account over which it exercises discretionary authority.

      Each of our organizers, directors and executive officers has agreed with the underwriter not to sell, contract to sell, or otherwise dispose of any shares of common stock or any securities that can be converted into or exchanged for shares of common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent, except in limited circumstances. The underwriter and its affiliates may on occasion be a customer of, engage in transactions with, and perform services for Sun Bancshares or SunBank in the ordinary course of business.

      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as currently in effect, or to contribute to payments that the underwriter may be required to make in connection with these liabilities.

      In connection with this offering, the underwriter may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock, and syndicate short positions involve the underwriter's sale of a greater number of shares of common stock than it is required to purchase from Sun Bancshares in the offering. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The underwriter may effect these transactions on the Nasdaq OTC Bulletin Board or otherwise and may discontinue them at any time.

                                 LEGAL MATTERS

      Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Sun Bancshares. Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina is acting as counsel for the underwriter in connection with legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

      Sun Bancshares' audited financial statements at December 31, 1999 and for the period from August 3, 1999 through December 31, 1999, included in this prospectus have been included in reliance on the report of Tourville, Simpson & Caskey, L.L.P., Columbia, South Carolina independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

      Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Sun Bancshares will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of the year the common stock is held of record by less than 300 persons.

      At any time that Sun Bancshares is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders. Sun Bancshares' fiscal year ends on December 31. Additionally, Sun Bancshares will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                             ADDITIONAL INFORMATION

      Sun Bancshares has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Sun Bancshares and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Sun Bancshares, that file electronically with the Securities and Exchange Commission.

      Sun Bancshares and the organizers have filed or will file various applications with the Office of the Comptroller of the Currency, the FDIC and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Sun Bancshares and information in public files and records maintained by the Office of the Comptroller of the Currency, FDIC and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances Sun Bancshares specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

--------------------------------------------------------------------------------

                              SUN BANCSHARES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----

INDEPENDENT ACCOUNTANTS' REPORT                               F-2

FINANCIAL STATEMENTS:
Balance Sheets as of June 30, 2000 (unaudited) and December
  31, 1999                                                    F-3
Statements of Operations and Accumulated Deficit for the
  Period August 3, 1999 (Inception) to June 30, 2000
  (unaudited), for the Six and Three Month Periods Ended
  June 30, 2000 (unaudited) and for the Period August 3,
  1999 (Inception) to December 31, 1999                       F-4
Statement of Changes in Stockholders' Equity (deficit) for
  the Period beginning August 3, 1999 (Inception) through
  June 30, 2000                                               F-5
Statements of Cash Flows for the Six Months Ended June 30,
  2000 (unaudited) and for the Period August 3, 1999
  (Inception) to December 31, 1999                            F-6

NOTES TO FINANCIAL STATEMENTS                                 F-7

--------------------------------------------------------------------------------

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Organizers
SUN BANCSHARES, INC.

      We have audited the accompanying balance sheet of Sun Bancshares, Inc., (a Company in the development stage) as of December 31, 1999 and related statements of operations and accumulated deficit, stockholders' equity and cash flows for the period from inception August 3, 1999 to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SUN BANCSHARES, INC., (a Company in the development stage) as of December 31, 1999, and the results of its operations and its cash flows for the period from inception August 3, 1999 to December 31, 1999 in conformity with generally accepted accounting principles.

Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina

March 31, 2000 (except for the


notes to the financial statements,


as to which the date is


September 15, 2000)

--------------------------------------------------------------------------------

                              SUN BANCSHARES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS



                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS

Cash and due from banks                                       $   35,062    $    10,750
Premises and equipment                                           227,258         30,740
Deferred stock offering costs                                     59,198         34,557
Lease deposits                                                    51,833          9,167
Prepaid membership                                                20,250             --
                                                              -----------   -----------

          Total assets                                        $  393,601    $    85,214
                                                              ===========   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Borrowings                                                  $  775,000    $   250,000
  Accounts payable                                                17,415             --
                                                              -----------   -----------
          Total liabilities                                      792,415        250,000
                                                              -----------   -----------

STOCKHOLDERS' EQUITY
Common stock, par value not stated; 10,000,000 shares
  authorized; 1 shares issued and outstanding                         10             10
Preferred stock, par value not stated; 2,000,000 shares
  authorized, no shares issued and outstanding                        --             --
Deficit accumulated in the development stage                    (398,824)      (164,796)
                                                              -----------   -----------
          Total stockholders' equity (deficit)                  (398,814)      (164,786)
                                                              -----------   -----------

          Total liabilities and stockholders' equity          $  393,601    $    85,214
                                                              ===========   ===========


   The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

                              SUN BANCSHARES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT



                               FOR THE PERIOD                                    FOR THE PERIOD
                               AUGUST 3, 1999    FOR THE SIX    FOR THE THREE    AUGUST 3, 1999
                               (INCEPTION) TO   MONTHS ENDED    MONTHS ENDED     (INCEPTION) TO
                               JUNE 30, 2000    JUNE 30, 2000   JUNE 30, 2000   DECEMBER 31, 1999
                               --------------   -------------   -------------   -----------------
                                                (UNAUDITED)
                               ----------------------------------------------
Income - interest               $        259    $         22    $         --      $        237
                                ------------    ------------    ------------      ------------
Expenses:
  Interest                            13,978          12,832           7,294             1,146
  Salaries and employee
     benefits                        157,182         106,759          64,055            50,423
  Land rent                            9,167           9,167           9,167                --
  Consultant and professional
     fees                            129,114          48,644          37,026            80,470
  Application fee                     15,350              --              --            15,350
  Other operating expenses            74,292          56,648          32,856            17,644
                                ------------    ------------    ------------      ------------
          Total expenses             399,083         234,050         150,398           165,033
                                ------------    ------------    ------------      ------------

Net loss                        $   (398,824)   $   (234,028)   $   (150,398)     $   (164,796)
                                ============    ============    ============      ============


   The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

                              SUN BANCSHARES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

   FOR THE PERIOD BEGINNING AUGUST 3, 1999 (INCEPTION) THROUGH JUNE 30, 2000



                                                                       DEFICIT
                                                                     ACCUMULATED
                                                  COMMON STOCK            IN
                                                 ---------------     THE DEVELOP-
                                                 SHARES   AMOUNT      MENT STAGE           TOTAL
                                                 ------   ------   ----------------   ----------------

Issuance of common stock                            1      $10     $                  $             10

Net loss for the period August 3, 1999 to
  December 31, 1999                                                        (164,796)          (164,796)
                                                   --      ---     ----------------   ----------------

Balance, December 31, 1999                          1       10             (164,796)          (164,786)

Net income (loss) for the six month period
  ended June 30, 2000 (unaudited)                  --       --             (234,028)          (234,028)
                                                   --      ---     ----------------   ----------------

Balance, June 30, 2000 (unaudited)                  1      $10     $       (398,824)  $       (398,814)
                                                   ==      ===     ================   ================


   The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

                              SUN BANCSHARES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS



                                                                                 FOR THE PERIOD
                                                                SIX MONTHS       AUGUST 3, 1999
                                                                  ENDED          (INCEPTION) TO
                                                              JUNE 30, 2000     DECEMBER 31, 1999
                                                             ----------------   -----------------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss and accumulated deficit                           $       (234,028)  $       (164,796)
                                                             ----------------   ----------------
Adjustments to reconcile net income to net cash (used)
  provided by operating activities:
  Increase in accounts payable                                         17,415                 --
                                                             ----------------   ----------------
  Net cash used by operating activities                              (216,613)          (164,796)
                                                             ----------------   ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Deposit on lease                                                    (42,666)            (9,167)
  Prepaid membership                                                  (20,250)                --
  Purchases of premises and equipment                                (196,518)           (30,740)
                                                             ----------------   ----------------
          Net cash used by investing activities                      (259,434)           (39,907)
                                                             ----------------   ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings                                            525,000            250,000
  Proceeds from issuance of common stock                                   --                 10
  Increase in stock offering costs                                    (24,641)           (34,557)
                                                             ----------------   ----------------
          Cash provided by financing activities                       500,359            215,453
                                                             ----------------   ----------------
  Net increase in cash                                                 24,312                 --
  Cash, beginning of period                                            10,750                 --
                                                             ----------------   ----------------

CASH BALANCE AT END OF PERIOD                                $         35,062   $         10,750
                                                             ================   ================


   The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

                              SUN BANCSHARES, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS

                NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT
                              ACCOUNTING POLICIES

ORGANIZATION


      Sun Bancshares, Inc. (the Company) was formed to organize and own all of the capital stock of SunBank, N.A. (the Bank), a proposed national bank to be located in Murrells Inlet, South Carolina, by a group of sixteen individuals (the Organizers). Upon receipt of required regulatory approvals, the proposed bank will engage in general banking. The Organizers have received preliminary conditional approval of their application to the Office of The Comptroller of the Currency to obtain a national bank charter and have filed an application with the Federal Deposit Insurance Corporation (FDIC) for deposit insurance. Provided the necessary capital is raised and the necessary final regulatory approvals are received, it is expected that operations will commence in the fourth quarter of 2000.



      The Company plans to raise a minimum of $7,150,000 by offering for sale 715,000 shares of its common stock. The Company will use $6,500,000 of the proceeds to capitalize the proposed Bank. The organizers, directors, executive officers, and members of their immediate families expect to purchase a total of 342,500 shares at an aggregate purchase price of approximately $3,425,000.


ORGANIZATIONAL AND PRE-OPENING COSTS

      Activities since inception have consisted of organizational activities necessary to obtain regulatory approvals and preparation activities to commence business as a commercial bank. Organizational costs are primarily legal fees, consulting fees, and application fees related to the incorporation of the Company and initial organization of the Bank. Pre-opening costs are primarily employees' salaries and benefits, temporary occupancy expense and other operational expenses related to the preparation for the Bank's opening. The organizational and pre-opening costs will be charged against the initial period's operating results.


      It is estimated the Company will incur approximately $664,000 in organizational and pre-opening costs.



OFFERING EXPENSES



      Offering expenses, consisting principally of direct incremental costs of the public stock offering, will be deducted from the proceeds of the offering. These expenses are estimated to be approximately $260,000.



INTERIM FINANCIAL STATEMENTS



      The accompanying unaudited financial statements have been prepared in accordance with the requirements for interim financial statements. The financial statements as of June 30, 2000 and for the interim period ended June 30, 2000 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The financial information as of December 31, 1999 has been derived from the audited financial statements as of that date.

--------------------------------------------------------------------------------

                        NOTE 2 - PREMISES AND EQUIPMENT


      The Company has entered into an agreement to lease a lot from two of the organizers. The lot is located in Murrells Inlet, South Carolina and will be the site of the Bank's main office facility. This agreement is contingent upon it being approved by the FDIC. The lease will be a triple-net lease for a twenty-five year term with three five year renewals. The rent for the first year is $90,000. From years two through twenty five, the proposed rent is the amount computed for year one plus the increase in the consumer price index.



      The Company has entered into an agreement to lease a lot located in Georgetown, South Carolina, for the purpose of constructing a branch bank facility. The agreement requires the Company to pay the lessor rent in an annual installment on May 1 of each year. The proposed lease will be a triple net lease for an initial thirty year term, with four five year renewal options.



      The rent is $55,000 per year for years one through three. The rent for subsequent years will be adjusted by the corresponding changes in the consumer price index.


                              NOTE 3 - BORROWINGS


      As of December 31, 1999, borrowings consist of $250,000 drawn on an $850,000 unsecured line of credit obtained from The Bankers Bank, Atlanta, Georgia. As of June 30, 2000, borrowings consist of $775,000 drawn on an $1,500,000 unsecured line of credit obtained from The Bankers Bank, Atlanta, Georgia. The Organizers have individually guaranteed the line of credit. Interest is payable monthly, at the prime rate minus 1/2 percent, with the principal being due on November 30, 2000.


      The line of credit is being used to fund the Bank's organizational and pre-opening costs.

                         NOTE 4 - STOCKHOLDERS' EQUITY

COMMON STOCK

      Sun Bancshares, Inc. has the authority to issue up to 10,000,000 shares of voting common stock, par value not stated.

PREFERRED STOCK

      Sun Bancshares, Inc. has the authority to issue up to 2,000,000 shares of preferred stock, par value not stated. Also, Sun Bancshares, Inc. has the right to establish and designate from time to time any part or all of the shares by filing an amendment to Sun Bancshares, Inc.'s Articles of Incorporation, which is effective without shareholder action, in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of the majority of the shares of common stock, without a vote of the holders of the shares of preferred stock.

CUMULATIVE VOTING RIGHTS

      Sun Bancshares, Inc. has elected not to have cumulative voting, and no shares issued by Sun Bancshares, Inc. may be cumulatively voted.

PREEMPTIVE RIGHTS

      The stockholders of Sun Bancshares, Inc. shall not have any preemptive rights regarding any issuance of Sun Bancshares, Inc.'s capital stock.

--------------------------------------------------------------------------------

STOCK OFFERING


      Upon receiving preliminary regulatory approvals, the Company, through its underwriter, Wachovia Securities, Inc., plans to offer for sale to the general public 715,000 shares of no stated par value common stock at an offering price of $10.00 per share. Wachovia Securities has the right to exercise its over-allotment option to purchase up to an additional 107,250 shares of common stock at $10.00 per share, less a 7.5% underwriting discount. The Organizers and executive officers intend to purchase an aggregate of 342,500 shares of common stock to be sold in the offering which represent approximately 47.9% of the offering. The Organizers will receive a warrant to purchase up to one share of common stock for each share of common stock purchased in the offering. The exercise price for the warrants will be $10.00 per share and may be exercised over a ten (10) year period. The warrants will be subject to certain conditions and limitations.


                             NOTE 5 - INCOME TAXES

      As of December 31, 1999, Sun Bancshares, Inc. had a net operating loss carryforward of $164,796.

      There was no provision (benefit) for income taxes for the period from August 3, 1999 to December 31, 1999, since a 100% valuation reserve is being maintained for the net operating loss carryforward.


      As of June 30, 2000, the Company had a net operating loss carryforward of $398,824. There was no provision (benefit) for income taxes for the three months ended June 30, 2000 or for the period August 3, 1999 (inception) to June 30, 2000, since a 100% valuation reserve is being maintained for the net operating loss carryforward.


                          NOTE 6 - EMPLOYMENT CONTRACT

      Sun Bancshares, Inc. intends to enter into a three-year employment contract with its President. Subject to certain conditions, at the end of the initial three-year term of the contract, the contract shall be extended for an additional year so that the remaining term of the contract will be one year. The contract provides that the President will receive an initial annual salary of $96,000.

      The contract provides that the President shall receive a $10,000 cash bonus on the date the Bank opens for business and shall be eligible to receive an annual cash bonus not to exceed 5% of the Bank's pretax income if the Bank achieves certain performance levels established by the board of directors.

      Additionally, the President will receive other benefits including being eligible for the grant of stock options. Upon the adoption of a stock option plan the President will be granted the option to purchase 5% of the Company's common stock sold in the stock offering.

------------------------------------------------------
------------------------------------------------------

     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                          ---------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Summary...............................    3
Risk Factors..........................    7
Caution Regarding Forward-Looking
  Statements..........................   13
Use of Proceeds.......................   14
Capitalization........................   16
Dividends.............................   16
Management's Discussion and Analysis
  of Financial Condition and Plan of
  Operations..........................   17
Proposed Business.....................   20
Management............................   29
Executive Compensation................   37
Related Party Transactions............   42
Supervision and Regulation............   43
Description of Sun Bancshares' Capital
  Stock and Shareholders' Rights......   50
Shares Eligible for Future Sale.......   54
Underwriting..........................   55
Legal Matters.........................   56
Experts...............................   56
Reports to Shareholders...............   56
Additional Information................   56
Index to Financial Statements.........  F-1



     UNTIL             2000 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 715,000 SHARES


                                      SUN
                                BANCSHARES, INC.
                      A PROPOSED BANK HOLDING COMPANY FOR

                          [SUN BANCSHARES, INC. LOGO]

                                 SUNBANK, N.A.
                               (IN ORGANIZATION)
                                  COMMON STOCK
                                   ----------

                                   PROSPECTUS

                                   ----------
                           WACHOVIA SECURITIES, INC.
                                           , 2000
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Consistent with the applicable provisions of the laws of South Carolina, the Registrant's Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

      In addition, Article 5.6 of the Registrant's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (1) a breach of the director's duty of loyalty to the Registrant or its shareholders, (2) an act or omission, not in good faith which involves gross negligence intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper personal material tangible benefit or (4) as to any payment of a dividend or any other type of distribution that is illegal under the South Carolina Business Corporation Act. The Articles of Incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's Common Stock, no par value, are as follows:


Securities and Exchange Commission Registration Fee.........  $  3,591
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................     1,860
Blue Sky Fees and Expenses..................................    10,000
Legal Fees and Expenses.....................................    68,000
Accounting Fees and Expenses................................    12,000
Printing and Engraving Expenses.............................    40,000
Reimbursement of Underwriter's Out-of-Pocket Expenses.......    60,000
Miscellaneous...............................................    14,549
                                                              --------
          Total.............................................  $210,000
                                                              ========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      On August 30, 1999, the Registrant issued to Dalton B. Floyd, Jr., in a private placement, one share of the Registrant's Common Stock, no par value per share, for an aggregate price of $10.00 in connection with the organization of the Company. The sale to Mr. Floyd was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
1.1       --   Underwriting Agreement
3.1(a )   --   Articles of Incorporation*
3.1(b )   --   Articles of Amendment*
3.2       --   Bylaws*
4.1       --   Specimen Common Stock Certificate*
4.2       --   See Exhibits 3.1 and 3.2 for provisions of the articles of incorporation and bylaws defining rights of holders of the
               Common Stock
5.1       --   Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP
10.1      --   Letter of Intent for Lease dated October 20, 1999 (Murrells
               Inlet main office site)*
10.2      --   Option Agreement (For Lease) dated November 12, 1999
               (Georgetown branch office site)*
10.3      --   Employment Agreement dated February 2, 2000, among SunBank,
               N.A. (Proposed), Sun Bancshares, Inc. and Thomas Bouchette*
10.4      --   Form of Sun Bancshares, Inc. Organizers' Warrant Agreement*
10.5      --   Amended and Restated Sun Bancshares, Inc. 2000 Stock
               Incentive Plan
10.6      --   Form of Sun Bancshares, Inc. Incentive Stock Option Award
10.7      --   Promissory Note dated July 19, 2000 between Sun Bancshares,
               Inc. and The Bankers Bank (replacing Promissory Note dated
               January 26, 2000)
10.8      --   Form of Commercial Guaranty
10.9      --   Lease Agreement by and between Riverwood Enterprises, LLC
               and Sun Bancshares, Inc. (Murrells Inlet main office site)
10.10     --   Lease Agreement by and between Richmond Realty Company, LLC and C.C. Grimes, Jr. as Trustee and Sun Bancshares, Inc.
               (Georgetown branch office site)
23.1      --   Consent of Tourville, Simpson & Caskey, L.L.P.
23.2      --   Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)
24.1      --   Power of Attorney (Reference is made to page II-4)
27.1      --   Financial Data Schedule (for SEC use only)


---------------

* Previously filed.

ITEM 28.  UNDERTAKINGS.

      The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes as follows:

          (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

      The Registrant hereby undertakes as follows:

          (b)(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the city of Murrells Inlet, State of South Carolina, on September 18, 2000.


                                          SUN BANCSHARES, INC.

                                          By:     /s/ THOMAS BOUCHETTE
                                            ------------------------------------
                                                      Thomas Bouchette
                                                         President

                               POWER OF ATTORNEY


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signatures appear below constitutes and appoints jointly and severally, Dalton B. Floyd, Jr. and Thomas Bouchette, and each of them, their respective attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.


      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                /s/ THOMAS BOUCHETTE                   President and Director**      September 18, 2000
-----------------------------------------------------
                  Thomas Bouchette

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                  Edsel J. DeVille

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                 John S. Divine, III

                          *                            Chairman and Chief Executive  September 18, 2000
-----------------------------------------------------    Officer
                Dalton B. Floyd, Jr.

                          *                            Director                      September 18, 2000
-----------------------------------------------------
            Jeanne Louise Fourrier-Eggart

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                  David E. Grabeman

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                 Richard Edwin Heath

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                  Paul John Hletko

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                      Judy Long

                /s/ GEORGIE B. MARTIN                  Director                      September 18, 2000
-----------------------------------------------------
                  Georgie B. Martin

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                    Thomas Morris

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                  Joel A. Pellicci

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                    Donald Perry

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                 Chandler C. Prosser

                          *                            Director                      September 18, 2000
-----------------------------------------------------
                  Larry N. Prosser

              *By: /s/ THOMAS BOUCHETTE
  ------------------------------------------------
                  Thomas Bouchette
                  Attorney-In-Fact


---------------

** Principal executive, financial and accounting officer.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
    1.1     --  Underwriting Agreement
    3.1(a)  --  Articles of Incorporation*
    3.1(b)  --  Articles of Amendment*
    3.2     --  Bylaws*
    4.1     --  Specimen Common Stock Certificate*
    4.2     --  See Exhibits 3.1 and 3.2 for provisions of the articles of incorporation and bylaws defining rights of holders of the
                Common Stock
    5.1     --  Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP
   10.1     --  Letter of Intent for Lease dated October 20, 1999 (Murrells
                Inlet main office site)*
   10.2     --  Option Agreement (For Lease) dated November 12, 1999
                (Georgetown branch office site)*
   10.3     --  Employment Agreement dated February 2, 2000, among SunBank,
                N.A. (Proposed), Sun Bancshares, Inc. and Thomas Bouchette*
   10.4     --  Form of Sun Bancshares, Inc. Organizers' Warrant Agreement*
   10.5     --  Amended and Restated Sun Bancshares, Inc. 2000 Stock
                Incentive Plan
   10.6     --  Form of Sun Bancshares, Inc. Incentive Stock Option Award
   10.7     --  Promissory Note dated July 19, 2000 between Sun Bancshares,
                Inc. and The Bankers Bank (replacing Promissory Note dated
                January 26, 2000)
   10.8     --  Form of Commercial Guaranty
   10.9     --  Lease Agreement by and between Riverwood Enterprises, LLC and Sun Bancshares, Inc. (Murrells Inlet main office site)
  10.10     --  Lease Agreement by and between Richmond Realty Company, LLC and C.C. Grimes, Jr. as Trustee and Sun Bancshares, Inc.
                (Georgetown branch office site)
   23.1     --  Consent of Tourville, Simpson & Caskey, L.L.P.
   23.2     --  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)
   24.1     --  Power of Attorney (Reference is made to page II-4 of the
                Registration Statement)
   27.1     --  Financial Data Schedule (for SEC use only)


---------------

* Previously filed.